Exhibit 2.1


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                            ASSET PURCHASE AGREEMENT

                                  by and among

                               PHARMAKON, L.L.C.,

                                  STUART CASS,

                               STEVEN M. AGNOFF,

                              ROBERT S. CLEMENTS,

                                 JAMES BERARDI,

                                   PDI, INC.

                                      and

                           INSERVE SUPPORT SOLUTIONS

                          Dated as of August 26, 2004



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




                               TABLE OF CONTENTS


ARTICLE I PURCHASE AND SALE OF ASSETS..........................................2
   Section 1.1       Seller's Assets...........................................2
   Section 1.2       Assumption of Liabilities.................................5
   Section 1.3       Retained Liabilities......................................5
   Section 1.4       Closing Payment...........................................6
   Section 1.5       Post-Closing Purchase Price Adjustment....................7
   Section 1.6       Earnout Payments..........................................9
   Section 1.7       Escrow Amount............................................12
   Section 1.8       Time and Place of Closing................................13
   Section 1.9       Deliveries by the Seller.................................13
   Section 1.10      Deliveries by the Buyer..................................14
   Section 1.11      Books and Records of the Seller..........................14
   Section 1.12      Affiliate Accounts.......................................14

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE MEMBERS......15
   Section 2.1       Organization; Etc........................................15
   Section 2.2       Authority Relative to This Agreement.....................15
   Section 2.3       Consents and Approvals; No Violations....................16
   Section 2.4       Financial Statements.....................................16
   Section 2.5       Absence of Undisclosed Liabilities.......................16
   Section 2.6       Absence of Certain Changes; No Material Adverse Change...17
   Section 2.7       Litigation...............................................17
   Section 2.8       Compliance with Law......................................17
   Section 2.9       Employee Benefit Plans...................................18
   Section 2.10      Labor Relations..........................................19
   Section 2.11      Tax Matters..............................................20
   Section 2.12      Contracts................................................21
   Section 2.13      Real Property; Leases....................................22
   Section 2.14      Intellectual Property....................................22
   Section 2.15      Title to Assets; Sufficiency of Assets...................23
   Section 2.16      Receivables..............................................24
   Section 2.17      Escheat Property.........................................24
   Section 2.18      Insurance................................................24
   Section 2.19      Customers; Key Employees.................................24
   Section 2.20      Environmental Matters....................................25
   Section 2.21      Books and Records........................................25
   Section 2.22      Affiliate Transactions...................................25
   Section 2.23      Brokers' and Finders' Fees...............................25
   Section 2.24      No Other Warranties......................................25

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE PARENT........26
   Section 3.1       Organization; Etc........................................26
   Section 3.2       Authority Relative to This Agreement.....................26
   Section 3.3       Consents and Approvals; No Violations....................26
   Section 3.4       Availability of Funds....................................27
   Section 3.5       Litigation...............................................27
   Section 3.6       Brokers' and Finders' Fees...............................27
   Section 3.7       No Other Warranties......................................27

ARTICLE IV COVENANTS OF THE PARTIES.............................................
   Section 4.1       Conduct of Business of the Seller........................27
   Section 4.2       Access to Information....................................28
   Section 4.3       Consents; Cooperation....................................29
   Section 4.4       Public Announcements.....................................31
   Section 4.5       Tax Matters..............................................31
   Section 4.6       Employees; Employee Benefits.............................32
   Section 4.7       Updated Employee Information.............................33
   Section 4.8       Proprietary Information..................................33
   Section 4.9       Use of Name..............................................33
   Section 4.10      Maintenance of Books and Records; Sharing of Data........34
   Section 4.11      Transfers Not Effected as of Closing.....................34
   Section 4.12      No Solicitation..........................................35
   Section 4.13      Covenant Not To Compete..................................35
   Section 4.14      Further Actions..........................................36

ARTICLE V CONDITIONS TO CONSUMMATION OF THE ASSET PURCHASE....................36
   Section 5.1       Conditions to Each Party's Obligations to Consummate
                     the Asset Purchase.......................................36
   Section 5.2       Further Conditions to the Obligations of the Seller
                     and the Members..........................................37
   Section 5.3       Further Conditions to the Buyer's Obligations............38

ARTICLE VI TERMINATION, AMENDMENT AND WAIVER..................................39
   Section 6.1       Termination..............................................39
   Section 6.2       Procedure for and Effect of Termination..................40
   Section 6.3       Amendment and Modification...............................40
   Section 6.4       Extension; Waiver........................................40

ARTICLE VII SURVIVAL AND INDEMNIFICATION......................................41
   Section 7.1       Survival Periods.........................................41
   Section 7.2       Agreement of the Seller and the Members to Indemnify.....41
   Section 7.3       Agreement of the Buyer and the Parent to Indemnify.......43
   Section 7.4       Third-Party Indemnification..............................43
   Section 7.5       Setoff...................................................44
   Section 7.6       No Duplication; Sole Remedy..............................45

ARTICLE VIII MISCELLANEOUS PROVISIONS.........................................45
   Section 8.1       Entire Agreement.........................................45
   Section 8.2       Severability.............................................45
   Section 8.3       Notices..................................................45
   Section 8.4       Governing Law; Jurisdiction..............................46
   Section 8.5       Descriptive Headings.....................................47
   Section 8.6       Counterparts.............................................47
   Section 8.7       Assignment...............................................47
   Section 8.8       Fees and Expenses........................................47
   Section 8.9       Interpretation...........................................47
   Section 8.10      No Third-Party Beneficiaries.............................48
   Section 8.11      Sellers' Representative..................................48
   Section 8.12      Bulk Transfer Laws.......................................49
   Section 8.13      Guarantee by the Parent..................................49
   Section 8.14      Specific Performance.....................................49

ARTICLE IX DEFINITIONS AND USAGE..............................................49
   Section 9.1       Certain Defined Terms......................................
   Section 9.2       Other Defined Terms......................................53

                                   SCHEDULES


Intellectual Property.......................................Schedule 1.1(a)(vi)
Retained Contracts...........................................Schedule 1.1(b)(v)
Contracts and Permits Not Legally Transferable..............Schedule 1.1(b)(ix)
Closing Balance Sheet Qualifications............................Schedule 1.5(a)
Budget .........................................................Schedule 1.6(e)
Jurisdictions......................................................Schedule 2.1
Seller Consents and Approvals......................................Schedule 2.3
Financial Statements...............................................Schedule 2.4
Undisclosed Liabilities............................................Schedule 2.5
Permits............................................................Schedule 2.8
Employee Plans and Employment Agreements........................Schedule 2.9(a)
Severance and Other Payments....................................Schedule 2.9(g)
Employees......................................................Schedule 2.10(a)
Tax Matters.......................................................Schedule 2.11
Tax Jurisdictions..............................................Schedule 2.11(g)
Material Defaults; Claims......................................Schedule 2.12(b)
Real Property Leases..............................................Schedule 2.13
Seller Owned IP................................................Schedule 2.14(b)
Title to Assets; Liens ........................................Schedule 2.15(a)
Seller Accounts Receivable........................................Schedule 2.16
Insurance.........................................................Schedule 2.18
Customers.........................................................Schedule 2.19
Books and Records.................................................Schedule 2.21
Agreements with Members and Affiliates............................Schedule 2.22
Corporate and Trade Names .........................................Schedule 4.9
Required Consents...............................................Schedule 5.3(e)
Employment Agreements...........................................Schedule 5.3(f)
Obligations.....................................................Schedule 5.3(h)

                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT, dated as of August 26, 2004 (this "Agreement"), by and among Pharmakon, L.L.C., an Illinois limited liability company also doing business as Group Dynamics, L.L.C., ShareCom, L.L.C., VistaCom, L.L.C. and C.Beck, L.L.C. (the "Seller"), Stuart Cass, who owns 42.70% of the issued and outstanding equity interests of the Seller, Steven M. Agnoff, who owns 32.59% of the issued and outstanding equity interests of the Seller, Robert S. Clements, who owns 17.97% of the issued and outstanding equity interests of the Seller and James Berardi, who owns 6.74% of the issued and outstanding equity interests of the Seller (each, a "Member" and, collectively, the "Members"), PDI, Inc., a Delaware corporation (the "Parent"), and InServe Support Solutions, a California corporation (the "Buyer").

         WHEREAS, the Seller is engaged in the business of providing continuing medical education, promotional and marketing solutions and services to the pharmaceutical and biotechnology industries (the "Business");

         WHEREAS, the Buyer desires to purchase and assume from the Seller, and the Seller desires to sell, assign, transfer, convey and deliver to the Buyer, substantially all the assets and properties relating to the Business, together with certain obligations and liabilities relating thereto, all in the manner and subject to the terms and conditions set forth herein; and

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                          PURCHASE AND SALE OF ASSETS

         Section 1.1 Seller's Assets.

         (a) Acquired Assets. Subject to the terms and conditions of this Agreement, the Seller agrees to sell, assign, transfer, convey and deliver to the Buyer, and the Buyer agrees to purchase and acquire, free and clear of all Liens, all of the Seller's right, title and interest in and to all of the Seller's property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, but excluding the Retained Assets (collectively, the "Acquired Assets"). Without limiting the generality of the foregoing, but subject to Section 1.1(b), the Acquired Assets shall include all of the following rights, title, interests, assets and properties, if any, existing as of the Closing Date, of the Seller:

              (i) subject to Section 1.1(b), all of the contracts, agreements, license agreements, Health Plan Policies and leases, including amendments and supplements, modifications, side letters or agreements, to which the Seller is a party, other than Employee Plans (not including the Health Plan Policies) and Employment Agreements (collectively, the "Contracts");

              (ii) all of the Seller's furnishings, furniture, office supplies, fixtures and other tangible personal property;

              (iii) all marketing, sales and promotional literature, books, records, files, documents, financial records, bills, internal accounting and audit records, operating manuals, personnel records, business and strategic plans, customer and supplier lists and files, including preprinted materials, art work, correspondence and other similar items (excluding Tax Returns) in the possession or under the control of the Seller (the "Books and Records");

              (iv) all accounts receivable and other receivables of the Seller;

              (v) all rights to all of the Seller's telephone and facsimile numbers (it being understood that the telephone companies and not the Seller own such numbers);

              (vi) all of the Seller's intangible assets and all Seller Intellectual Property, including the Intellectual Property set forth in
     Section 1.1(a)(vi) of the Seller Disclosure Schedule as well as the corporate names set forth in Section 4.9 of the Seller Disclosure Schedule;

              (vii) all payments, deposits (including security deposits) and prepaid expenses, claims for refunds and rights to offset in respect thereof of the Seller to the extent reflected as assets on the Closing Working Capital Statement;

              (viii) all rights under warranties, representations and guarantees made by suppliers, manufacturers or contractors of the Seller with respect to the Acquired Assets;

              (ix) all Permits;

              (x) all bank accounts set forth in Section 2.21 of the Seller Disclosure Schedule (it being understood that, pursuant to Section 1.1(b)(ii), any cash and cash equivalents held in such accounts as of the Closing and the bank account to be established for receipt of the Initial Purchase Price and any subsequent payments under this Agreement shall be Retained Assets); and

              (xi) all claims (including claims for past infringement of Seller Intellectual Property) and causes of action of the Seller against other Persons (regardless of whether or not such claims and causes of action have been asserted by the Seller, are choate or inchoate, known or unknown, contingent or noncontingent), and all rights of indemnity, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller (regardless of whether such rights are currently exercisable) arising from or relating to the Acquired Assets, excluding those arising from, but only to the extent relating to, the Retained Liabilities.

         (b) Retained Assets. Notwithstanding anything contained herein to the contrary, the Seller shall not sell, assign, transfer, convey or deliver, or cause to be sold, assigned, transferred, conveyed or delivered, to the Buyer, and the Buyer shall not purchase from the Seller any of the following assets, properties, interests and rights of the Seller (the "Retained Assets"):

              (i) all Tax Returns, company charters, minute books, stock records and corporate seals and all other books and records of the Seller, to the extent such books and records relate exclusively to the Retained Assets or the Retained Liabilities;

              (ii) all cash and cash equivalents, such as bank deposits, certificates of deposits and marketable securities, including any cash used as collateral for letters of credit or performance bonds of the Seller;

              (iii) all claims for any refunds (or rights thereto) relating to Taxes and other governmental charges of any nature attributable to or imposed upon the Seller or any of its Subsidiaries or the conduct of the Business on or prior to the Closing Date, other than the claims for refunds set forth in Section 1.1(a)(vii);

              (iv) shares of stock or any other ownership interest in any corporation, partnership, trust or other entity held by the Seller;

              (v) all contracts set forth in Section 1.1(b)(v) of the Seller Disclosure Schedule;

              (vi) all insurance benefits (other than those relating to the Health Plan Policies);

              (vii) all claims and causes of action of the Seller against other Persons (regardless of whether or not such claims and causes of action have been asserted, are choate or inchoate, known or unknown, contingent or noncontingent), and all rights of indemnity, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller (regardless of whether such rights are currently exercisable) arising from or relating to the Retained Liabilities, excluding those arising from, but only to the extent relating to, the Acquired Assets;

              (viii) deposits of the Seller with, and refunds from, the Internal Revenue Service, including tax deposits, prepayments and estimated payments; deposits made pursuant to, and refunds under, Section 7519 of the Internal Revenue Code of 1986, as amended (the "Code") and all rights to such deposits and refunds and all interest on such deposits and refunds;

              (ix) Contracts and Permits, in each case which are not legally transferable, each of which is set forth in Section 1.1(b)(ix) of the Seller Disclosure Schedule;

              (x) the Non-Competition Agreement, dated February 3, 2000, between the Seller and Charles B. Beck;

              (xi) all Employee Plans (other than the Health Plan Policies);
     and

              (xii) all rights of the Seller under this Agreement and the Ancillary Agreements to which it is a party.

         Section 1.2 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, the Buyer hereby agrees to assume, pay, perform and discharge when due the following and no other liabilities and obligations of the Seller incurred in the ordinary course of business (collectively, the "Assumed Liabilities"):

         (a) all accounts payable to the extent reflected on the Closing Working Capital Statement;

         (b) all accrued expenses to the extent reflected on the Closing Working Capital Statement;

         (c) all other current liabilities to the extent reflected on the Closing Working Capital Statement;

         (d) all liabilities and obligations of the Seller under the Contracts but only to the extent such obligations (A) arise after the Closing Date, (B) do not arise from or relate to any breach by the Seller of any provision of any of such Contracts and (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Contracts; and

         (e) all liabilities, obligations or commitments related to or arising from the operation of the Business by the Buyer or its successors to any Acquired Assets or the ownership of the Acquired Assets by the Buyer or its successors to any Acquired Assets occurring after the Closing Date.

         Section 1.3 Retained Liabilities. Subject to the terms and conditions of this Agreement, the Buyer shall not assume and the Seller shall retain any liability or obligation not expressly included in the Assumed Liabilities, whether accrued, contingent or otherwise, including the following liabilities and obligations (collectively, the "Retained Liabilities"):

         (a) all Taxes, including Transfer Taxes the Seller has agreed to assume pursuant to Section 4.5(a), imposed on the Seller or attributable to the Acquired Assets for any taxable year (or portion thereof) that ends on or before the Closing Date;

         (b) any liability of the Seller arising out of or relating to the execution, delivery or performance of this Agreement or any of the Ancillary Agreements;

         (c) any liability of the Seller to any employee, consultant or director or former employee, consultant or director of the Seller under or with respect to any Employee Plan or Employment Agreement, other than any liability under or with respect to any Health Plan Policy that arises out of or relates to any event that occurs after the Closing Date;

         (d) any indebtedness from borrowing or any long-term debt;

         (e) any liability relating to any Actions arising from or relating to acts, omissions or events occurring prior to the Closing Date; and

         (f) any liability under any Contract acquired by the Buyer pursuant to
Section 1.1(a) that arises after the Closing Date but that arises out of or relates to any breach or default that occurred prior to the Closing Date.

         Section 1.4 Closing Payment. Not later than the third Business Day prior to the Closing Date, the Seller will cause to be prepared and delivered to the Buyer (i) an estimated working capital statement, which shall reflect, as of the Closing Date, the current assets to be transferred to the Buyer in accordance with Section 1.1(a) and the current liabilities to be assumed by the Buyer in accordance with Section 1.2 and prepared in the same manner as the Closing Working Capital Statement as described in Section 1.5 (the "Estimated Closing Working Capital Statement") and (ii) a certificate of a senior officer of the Seller setting forth in reasonable detail a calculation of an estimate of the Closing Net Working Capital Amount (the "Estimated Net Working Capital Amount"). Unless objected to by the Buyer on the basis of fraud or manifest error, the Estimated Net Working Capital Amount delivered by the Seller shall be binding on the Buyer and the Seller for purposes of the Closing in accordance with this Section 1.4. In the event that the Buyer objects to the Estimated Net Working Capital Amount (as provided above), the Buyer and the Seller and their respective representatives shall resolve such objection in a mutually agreeable manner through the good faith efforts of senior officers of the parties.

         (b) Subject to the terms and conditions of this Agreement, the Buyer agrees to (i) assume the Assumed Liabilities, (ii) subject to the adjustment and escrow provisions in Sections 1.4, 1.5 and 1.7, pay to the Seller at the Closing by wire transfer in accordance with wire transfer instructions to be provided by the Seller to the Buyer prior to Closing, $30,000,000 in cash (as adjusted pursuant to Sections 1.4 and 1.5 and less the Escrow Amount, the "Initial Purchase Price") and (iii) pay to the Seller any Earnout Payments payable pursuant to Section 1.6 (the total consideration paid to the Seller pursuant to clauses (i), (ii) and (iii) above, as adjusted pursuant to this Agreement, the "Purchase Price"). If the Estimated Net Working Capital Amount is less than zero (the "Target Net Working Capital Amount"), the Initial Purchase Price shall be reduced by the amount by which the Estimated Net Working Capital Amount is less than the Target Net Working Capital Amount. If the Estimated Net Working Capital Amount is greater than the Target Net Working Capital Amount, the Initial Purchase Price shall be increased by the amount by which the Estimated Net Working Capital Amount is greater than the Target Net Working Capital Amount. The Initial Purchase Price shall be subject to further adjustment as set forth in Section 1.5.

         Section 1.5 Post-Closing Purchase Price Adjustment. As promptly as practicable, but no later than 90 days after the Closing Date, the Buyer will cause to be prepared and delivered to the Seller (i) a working capital statement, which shall reflect, as of the Closing Date, the current assets transferred to the Buyer in accordance with Section 1.1(a) and the current liabilities assumed by the Buyer in accordance with Section 1.2 (the "Closing Working Capital Statement"), which shall be prepared in accordance with GAAP and subject to the permitted adjustments and qualifications set forth in
Schedule 1.5(a) and (ii) a certificate of a senior officer of the Buyer, setting forth the amount of the Net Working Capital of the Business as of the Closing Date (the "Closing Net Working Capital Amount") and the amount of any adjustment to the Initial Purchase Price pursuant to this Section 1.5, if any, together with supporting calculations (the "Adjustment Certificate"). The Seller shall have 30 days from the date on which the Closing Working Capital Statement and the Adjustment Certificate are delivered to it to review such documents (the "Review Period"). In furtherance of the foregoing, the Buyer shall give the Seller and its authorized representatives reasonable access (subject to the execution of such customary confidentiality and other undertakings as may be requested by the Buyer's independent auditor) to all books, records, files and other documents, personnel, offices and other facilities and properties of the Business as the Seller may reasonably require in order to review and verify the Closing Working Capital Statement and the Adjustment Certificate; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the normal operation of the Business. If the Seller disagrees in any respect with any item or amount shown or reflected in the Closing Working Capital Statement or the Adjustment Certificate or with the calculation of the Closing Net Working Capital Amount, the Seller may, on or prior to the last day of the Review Period, deliver a notice to the Buyer setting forth, in reasonable detail the elements and/or amounts with which it disagrees (the "Dispute Notice"). If no Dispute Notice is received by the Buyer on or prior to the last day of the Review Period, the Closing Working Capital Statement and the Adjustment Certificate shall be deemed accepted by the Seller. In the event that the Seller delivers a Dispute Notice to the Buyer, the Buyer or the Seller, as the case may be, will concurrently pay to the other party any undisputed portion of the Closing Net Working Capital Amount set forth in the Adjustment Certificate.

         (b) For 30 days after the Buyer's receipt of a Dispute Notice, the parties shall endeavor in good faith to resolve by mutual agreement all matters in the Dispute Notice. In the event the parties are unable to resolve by mutual agreement any matter in the Dispute Notice within such 30-day period, the Buyer and the Seller hereby agree that they shall engage KPMG LLP as the "Accountant" (if KPMG LLP is unable or unwilling to serve as the Accountant, the parties shall, within 15 days of the end of such 30-day period, agree on an alternate independent accounting firm which shall not be engaged by either party to perform any work and shall not have performed any work for either party during the previous two years to serve as the Accountant or have such selection made pursuant to the rules of the American Arbitration Association (the "AAA") in the event they are unable to agree within such allotted time period) in respect of this Section 1.5. Each of the Buyer and the Seller further agree that it shall not engage, or agree to engage, KPMG LLP or such other accounting firm as shall have been engaged as the Accountant under this Section 1.5(b) to perform any services other than as the Accountant pursuant to this Section 1.5(b) until the Final Gross Profit Statement relating to the final Measuring Period provided under Section 1.6 has been finalized in accordance with Section 1.6(c). The Buyer and the Seller shall cooperate with the Accountant and promptly provide all documents and information requested by the Accountant.

         (c) The Accountant shall promptly, and in any event within 60 days after the date of its appointment, render its decision on the question in writing (the "Adjustment Report") and finalize the Closing Working Capital Statement, determine the appropriate Closing Net Working Capital Amount and provide appropriate supporting calculations. The Adjustment Report shall be final and binding upon the parties hereto, shall be deemed a final arbitration award that is binding on each of the parties hereto, and no party shall seek further recourse to courts or other tribunals, other than to enforce the Adjustment Report. Judgment may be entered to enforce the Adjustment Report in any court of competent jurisdiction. The Buyer and the Seller shall each be responsible for paying 50% of all fees and expenses relating to the work of the Accountant; provided, however, that if 80% or more of the amounts in dispute between the parties with respect to the Closing Net Working Capital Amount are resolved by the Accountant in favor of one party, then 100% of the fees and expenses of the Accountant shall be borne by the other party.

         (d) Effective upon the end of the Review Period (if a timely Dispute Notice is not delivered), or upon the resolution of all matters set forth in the Dispute Notice by mutual agreement of the parties or by the issuance of the Adjustment Report (if a timely Dispute Notice is delivered), the Initial Purchase Price shall be subject to adjustment as follows. If the Closing Net Working Capital Amount is less than the Estimated Net Working Capital Amount, the Initial Purchase Price shall be reduced by the amount equal to the amount by which the Closing Net Working Capital Amount is less than the Estimated Net Working Capital Amount. If the Closing Net Working Capital Amount is greater than the Estimated Net Working Capital Amount, the Initial Purchase Price shall be increased by the amount equal to the amount by which the Closing Net Working Capital Amount is more than the Estimated Net Working Capital Amount. Any adjustment to the Initial Purchase Price pursuant to this Section 1.5 (a "Post-Closing Purchase Price Adjustment") shall be paid by the applicable party: (i) on the fifth Business Day following the end of the Review Period (if a timely Dispute Notice is not delivered) or (ii) (A) with respect to undisputed amounts paid pursuant to the last sentence of Section 1.5(a), on the fifth Business Day following the delivery of a Dispute Notice to the Buyer and
(B) giving effect to any payment made by the applicable party as described in the foregoing clause (A), five Business Days after resolution of all matters set forth in the Dispute Notice by mutual agreement of the parties or five Business Days after the date on which the Adjustment Report has been received by the Seller and the Buyer (if a timely Dispute Notice is delivered). Any such payment shall be made by wire transfer of immediately available funds to an account or accounts designated by the recipient prior to the applicable payment date. Notwithstanding the foregoing, if it is determined that a downward Post-Closing Purchase Price Adjustment is required, the Buyer may, at its sole election, take account of any such Post-Closing Purchase Price Adjustment in connection with the payment of any Earnout Payments as contemplated in Section
1.6 or the release of the Escrow Amount as contemplated in Section 1.7.

         Section 1.6 Earnout Payments. Subject to Section 4.13(d) and in accordance with Sections 1.6(b), (c) and (d) hereof, the Buyer shall make further payments to the Seller (each such payment, an "Earnout Payment") following each of the fiscal years ended December 31, 2004, 2005 and 2006 (each such fiscal year, a "Measuring Period"), in each case in an amount equal to the product of (A) the "Earnout Amount" (as set forth in the table below) for the relevant Measuring Period multiplied by (B) the percentage determined by dividing (x) the positive difference, if any, between the Gross Profit for the relevant Measuring Period and the "Baseline Amount" (as set forth in the table below) for the relevant Measuring Period by (y) the difference between the "Target Amount" (as set forth in the table below) for the relevant Measuring Period and the Baseline Amount for the relevant Measuring Period; provided, however, that (i) no Earnout Payment shall be payable in respect of any Measuring Period unless the Gross Profit for the relevant Measuring Period is greater than the Baseline Amount for the relevant Measuring Period, (ii) no Earnout Payment in respect of any Measuring Period shall exceed an amount equal to 125% of the Earnout Amount for the relevant Measuring Period and (iii) the total aggregate amount of Earnout Payments paid by the Buyer pursuant to this
Section 1.6 shall in no event exceed $10,000,000. The Baseline Amounts, Target Amounts and Earnout Amounts for each of the Measuring Periods are as follows:


-------------------------------- ------------------- -------------------- --------------------
            Measuring             Baseline Amount           Target               Earnout
              Period                                        Amount               Amount
-------------------------------- ------------------- -------------------- --------------------
January 1 - December 31, 2004        $7,568,350           $9,406,000           $3,333,333
-------------------------------- ------------------- -------------------- --------------------
January 1 - December 31, 2005        $9,406,000           $11,424,000          $3,333,333
-------------------------------- ------------------- -------------------- --------------------
January 1 - December 31, 2006       $11,424,000           $13,819,000          $3,333,334
-------------------------------- ------------------- -------------------- --------------------

         (b) Promptly upon completion of the annual audit of the Buyer for each Measuring Period, but in no event later than March 31 of the year following such Measuring Period, the Buyer shall prepare in good faith and deliver to the Seller a statement (a "Gross Profit Statement") certified by the Buyer's chief financial officer, setting forth in reasonable detail the Buyer's calculation of the Gross Profit of the Business for such Measuring Period. The Gross Profit of the Business for the Measuring Period from January 1 - December 31, 2004 shall be the aggregate Gross Profit of the Business for such period, whether operated by the Seller prior to the Closing or by the Buyer subsequent to the Closing. For purposes of this Agreement, (x) "Gross Profit" shall mean total revenue generated by the Business minus pass through amounts related to such revenue minus Total Cost of Sales, and shall be determined in accordance with GAAP and consistent with the past practices of the Business, and (y) "Total Cost of Sales" shall mean all direct costs related to the total revenue generated by the Business during the relevant Measuring Period, including, but not limited to (i) recruiting costs, (ii) teleconferencing costs, (iii) honoraria expenses, (iv) mail program costs, (v) costs of independent contractors, (vi) moderator costs (including internal moderators on staff, fees for service moderators on staff and outsourced independent contractor moderators), (vii) creative services costs, (viii) client services expenses,
(ix) postage, (x) printing costs and (xi) special event costs. For the avoidance of doubt, nothing in this Section 1.6(b) shall create any obligation on the part of the Buyer to perform a separate annual audit of the Business.

         (c) The Seller shall have 60 days after the delivery of a Gross Profit Statement to object to the Gross Profit Statement (the "Earnout Payment Objection Period"). In furtherance of the foregoing, the Buyer shall give the Seller and its authorized representatives reasonable access (subject to the execution of such customary confidentiality and other undertakings as may be requested by the Buyer's independent auditor) to all books, records, files and other documents, personnel, offices and other facilities and properties of the Business as the Seller may reasonably require in order to review and verify the Gross Profit Statement; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the normal operation of the Business. The Seller shall notify the Buyer in writing of any objections to such documents, setting forth in reasonable detail a description of such objection and, if applicable and reasonably ascertainable, the dollar amount of such objection. The Seller and the Buyer shall attempt in good faith to resolve such dispute by negotiation. If the parties are unable to resolve such dispute within 30 days thereafter, such dispute shall be resolved in accordance with Sections 1.5(b) and (c) of this Agreement. If the Seller does not object during the Earnout Payment Objection Period, the Gross Profit Statement shall be conclusive and binding on the parties hereto, except as set forth below in this Section 1.6(c). The Gross Profit Statement, either as agreed to by the Buyer and the Seller (which shall be deemed to be the case in the event the Seller fails to object thereto during the Earnout Payment Objection Period) or as adjusted by the Accountant pursuant to the preceding sentence, shall be final and binding and shall be referred to as a "Final Gross Profit Statement." Within five Business Days of the determination of the Final Gross Profit Statement, the Buyer shall pay to the Seller the relevant Earnout Payment, if any; provided, that, in the event that the Seller objects during the Earnout Payment Objection Period, the Buyer will pay to the Seller, within five Business Days of such objection, any undisputed portion of the Earnout Payment which would be payable pursuant to Section 1.6(a) if the Gross Profit Statement (and the amount of the Gross Profit derived therefrom) were deemed accepted by the Seller. Notwithstanding anything to the contrary contained herein, if a subsequent review of a Final Gross Profit Statement during the course of resolving a dispute relating to the Gross Profit Statement for a later Measuring Period reveals a difference of at least $100,000 between (i) the Earnout Payment due with respect to the actual Gross Profit of the Business for a prior Measuring Period as to which the Seller did not object to the Gross Profit Statement for such Measuring Period and (ii) the Earnout Payment paid to the Seller in respect of such Measuring Period (a "Material Prior Profit Discrepancy"), the party discovering such Material Prior Profit Discrepancy shall notify the other party in writing, setting forth in reasonable detail a description and the dollar amount of such Material Prior Profit Discrepancy. The Seller and the Buyer shall attempt in good faith to resolve such Material Prior Profit Discrepancy by negotiation. If the parties are unable to resolve such Material Prior Profit Discrepancy within 30 days thereafter, such Material Prior Profit Discrepancy shall be resolved in accordance with Sections 1.5(b) and (c) of this Agreement and the relevant party shall reimburse the other party for the amount of any such discrepancy as so resolved. For the avoidance of doubt, the right of any party to reimbursement in respect of prior Measuring Periods contemplated by this Section 1.6(c) shall expire upon the issuance of the Final Gross Profit Statement for the final Measuring Period under Section 1.6(a).

         (d) The Buyer may, in its sole discretion, exercise a right of offset against any Earnout Payment required to be paid by the Buyer pursuant to
Section 1.6(a) by deducting from the amount of such Earnout Payment (i) the amount of any Post-Closing Purchase Price Adjustment, or (ii) the amount of any indemnity obligation of the Seller Parties under Article VII, in each case, to the extent that such amounts have been definitively determined and have not been previously paid to the Buyer, either pursuant to Section 1.7 or otherwise. Neither the exercise of nor the failure to exercise such right of offset will constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies that may be available to it.

         (e) An agreed operating budget for the Business for the fiscal years 2004 through 2006 is set forth in Schedule 1.6(e) (the "Budget"). During each Measuring Period, the Buyer shall use its commercially reasonable efforts to manage and operate the Business in the ordinary course, consistent with past practice and in accordance with the Budget, including the expenditure of funds called for by the Budget, except as may be required by applicable law. Notwithstanding anything to the contrary contained herein, if the Business performs materially below the performance levels set forth in the Budget during any Measuring Period, the Buyer may, in its sole discretion, alter the Budget and/or the way in which the Business is managed and operated.

         (f) Notwithstanding anything to the contrary contained herein, if during any Measuring Period, the Buyer shall directly or indirectly dispose of all or a substantial part of the Business (a "Sale"), then the Buyer shall pay to the Seller within 60 days of the Sale an amount equal to (i) the full target Earnout Amount for any Measuring Periods that have not yet commenced plus (ii) in respect of the Measuring Period in which a Sale occurs, the greater of (A) the Earnout Payment which would be payable by the Buyer pursuant to Section 1.6(a) if Gross Profit for the portion of such Measuring Period completed as of the date of Sale were annualized and earned for the full Measuring Period and
(B) the full target Earnout Amount for such Measuring Period; provided, however, that in no event shall the total amount of any payment made under this
Section 1.6(f) plus any previously paid Earnout Payments exceed $10,000,000.

         (g) In the event that (1) Steve Agnoff's or Howard Drazner's employment with the Buyer terminates prior to December 31, 2006 for any reason other than (i) the performance of the Business being materially below the performance levels set forth in the Budget during any Measuring Period, (ii) voluntary termination by such employee, (iii) death of such employee, (iv) disability of such employee, or (v) termination "For Cause" (as defined in the relevant employment agreement), or (2) either Mr. Agnoff's or Mr. Drazner's duties or responsibilities with the Buyer are materially reduced without such employee's consent, then, notwithstanding anything herein to the contrary, the Buyer shall pay to the Seller, within 60 days following such termination of employment, an amount equal to (i) the full target Earnout Amount for any Measuring Periods that have not yet commenced plus (ii) in respect of the Measuring Period in which such termination or reduction of duties occurs, the greater of (A) the Earnout Payment which would be payable by the Buyer pursuant to Section 1.6(a) if Gross Profit for the portion of such Measuring Period completed as of the date of such termination or reduction of duties were annualized and earned for the full Measuring Period and (B) the full target Earnout Amount for such Measuring Period; provided, however, that in no event shall the total amount of any payment made under this Section 1.6(g) plus any previously paid Earnout Payments exceed $10,000,000.

         Section 1.7 Escrow Amount. Notwithstanding anything contained in this Agreement to the contrary, at the Closing, the Buyer, the Seller, the Members and the escrow agent thereunder (the "Escrow Agent") shall enter into an Escrow Agreement, substantially in the form of Exhibit A hereto (the "Escrow Agreement"), pursuant to which the Buyer shall deposit in an Escrow Account (the "Escrow Account") $1,500,000 otherwise payable as part of the Initial Purchase Price (the "Escrow Amount") for collateral payment of any Post-Closing Purchase Price Adjustment and for collateral payment of any indemnification obligations of the Seller Parties under Article VII.

         (b) On the date that is three months after the Closing Date (the "First Release Date"), an amount equal to the excess, if any, of (i) the then current balance of the Escrow Account, over (ii) $1,000,000 plus (x) the aggregate amount of all indemnification claims brought by the Buyer that have been resolved and are due to the Buyer pursuant to Article VII but that have not been paid to the Buyer (either pursuant to this Section 1.7 or otherwise) as of such date, and (y) the aggregate amount of all unresolved indemnification claims brought by the Buyer in accordance with Article VII which remain unresolved as of such date, shall be released from the Escrow Account to the Seller in accordance with the terms and conditions of the Escrow Agreement.

         (c) On the date that is 9 months after the Closing Date (the "Second Release Date"), an amount equal to the excess, if any, of (i) the then current balance of the Escrow Account, over (ii) $500,000 plus (x) the aggregate amount of all indemnification claims brought by the Buyer that have been resolved and are due to the Buyer pursuant to Article VII but that have not been paid to the Buyer (either pursuant to this Section 1.7 or otherwise) as of such date, and
(y) the aggregate amount of all unresolved indemnification claims brought by the Buyer in accordance with Article VII which remain unresolved as of such date, shall be released from the Escrow Account to the Seller in accordance with the terms and conditions of the Escrow Agreement.

         (d) On the date that is 21 months after the Closing Date (the "Final Release Date"), an amount equal to the positive difference, if any, between (i) the then current balance of the Escrow Account, and (ii) the total of (x) the aggregate amount of all indemnification claims brought by the Buyer that have been resolved and are due to the Buyer pursuant to Article VII but that have not been paid to the Buyer (either pursuant to this Section 1.7 or otherwise) as of such date, and (y) the aggregate amount of all unresolved indemnification claims brought by the Buyer in accordance with Article VII which remain unresolved as of such date, shall be released from the Escrow Account to the Seller in accordance with the terms and conditions of the Escrow Agreement.

         (e) Upon the satisfaction (either by release from the Escrow Account or otherwise) of any indemnification claim for an amount less than the amount retained in respect thereof on any Release Date, the Escrow Agent shall promptly release to the Seller an amount equal to the positive difference, if any, between the amount retained in respect thereof on the applicable Release Date and the amount released from the Escrow Account to the Buyer in satisfaction thereof (such difference, the "Excess Amount"); provided, that, any Excess Amount shall be released to the Seller if and only to the extent that the then current balance of the Escrow Account exceeds the total of (i) the aggregate amount of all indemnification claims brought by the Buyer that have been resolved and are due to the Buyer pursuant to Article VII but that have not been paid to the Buyer (either pursuant to this Section 1.7 or otherwise) as of such date, plus (ii) the aggregate amount of all unresolved indemnification claims brought by the Buyer in accordance with Article VII which remain unresolved as of such date, plus (iii) if such indemnification claim is satisfied during the period (A) between the First Release Date and the Second Release Date, $1,000,000, and (B) between the Second Release Date and the Final Release Date, $500,000.

         Section 1.8 Time and Place of Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 9:00 a.m. (local time) on the third Business Day following the date on which all the conditions to each party's obligations specified in Article V hereunder have been satisfied or waived by the party entitled to waive the applicable condition (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other date, place or time as the parties may agree in writing. The date on which the Closing occurs and the transactions contemplated hereby become effective is referred to herein as the "Closing Date."

         Section 1.9 Deliveries by the Seller. Subject to the terms and conditions hereof, at the Closing, the Seller will deliver to the Buyer the officer's certificate provided for in Section 5.3(c). In addition, at the Closing, the Seller will deliver the following to the Buyer:

         (a) one or more Bills of Sale and Assignment (the "Bills of Sale") duly executed by the Seller and substantially in the form of Exhibit B hereto, transferring to the Buyer or its assignees all of the Acquired Assets;

         (b) the Escrow Agreement duly executed by the Seller and each of the Members;

         (c) the consents set forth in Schedule 5.3(e) hereto;

         (d) documents evidencing the release or termination of all Liens on the Acquired Assets, and copies of filed UCC termination statements with respect to all UCC financing statements evidencing Liens;

         (e) a Domain Name Assignment (the "Domain Name Assignment") duly executed by the Seller and substantially in the form of Exhibit C hereto; and

         (f) all other documents, instruments and writings required to be delivered by the Seller or any of the Members at or prior to the Closing Date pursuant to this Agreement.

         Section 1.10 Deliveries by the Buyer. Subject to the terms and conditions hereof, at the Closing, the Buyer will deliver the Initial Purchase Price (less the Escrow Amount) to the Seller, in immediately available funds by wire transfer to an account or accounts to be specified in writing by the Seller, and will deliver to the Seller the officer's certificate provided for in Section 5.2(c). In addition, the Buyer will deliver the following to the
Seller:

         (a) an Instrument of Assumption duly executed by the Buyer (and/or its designees) and substantially in the form of Exhibit D hereto (the "Instrument of Assumption" and, together with the Bills of Sale, the Domain Name Assignment and the Escrow Agreement, the "Ancillary Agreements");

         (b) the Escrow Agreement duly executed by the Buyer and the Escrow Agent, together with the deposit of the Escrow Amount with the Escrow Agent; and

         (c) all other documents, instruments and writings required to be delivered by the Buyer (and/or its designees) at or prior to the Closing Date pursuant to this Agreement.

         Section 1.11 Books and Records of the Seller. The Seller agrees to deliver to the Buyer at the Closing, the Books and Records.

         Section 1.12 Affiliate Accounts. On or prior to the Closing Date, all amounts owing and outstanding by the Company to the Members or any of their Affiliates shall be cancelled.


                                  ARTICLE II

         REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE MEMBERS

         The Seller and each of the Members hereby represents and warrants, severally and not jointly, to the Buyer as follows:

         Section 2.1 Organization; Etc. The Seller (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Illinois, (ii) has all requisite company power and authority to own, lease and operate the properties and assets that it purports to own or use and to carry on its business as it is now being conducted, and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to be so existing and in good standing, to have such power and authority or to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.
Section 2.1 of the Seller Disclosure Schedule contains a complete and accurate list of the jurisdiction of formation and any other jurisdictions in which the Seller is qualified to do business. The Seller has heretofore delivered to Buyer complete and correct copies of the certificate of formation and operating agreement, as presently in effect, of the Seller. The Seller has no Subsidiaries.

         Section 2.2 Authority Relative to This Agreement. The Seller has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary company action on the part of the Seller. Each Member has all necessary legal capacity to enter into this Agreement and the Ancillary Agreements to which such Member is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been and the Ancillary Agreements to which it is a party will at the Closing be duly and validly executed and delivered by the Seller and each of the Members and (assuming this Agreement has been and each of the Ancillary Agreements to which it is to be a party will at the Closing be duly authorized, executed and delivered by the other parties thereto) constitutes or will at the Closing constitute a valid and binding agreement of the Seller and each of the Members, enforceable against the Seller and each of the Members in accordance with its terms and conditions, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors' rights generally and
(b) enforcement of this Agreement and the Ancillary Agreements, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 2.3 Consents and Approvals; No Violations. Except as set forth in Section 2.3 of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement or any of the Ancillary Agreements by the Seller or the Members nor the consummation by the Seller or the Members of the transactions contemplated hereby or by any of the Ancillary Agreements to which it is a party will (a) conflict with or result in any breach of any provision of the certificate of formation, operating agreement or comparable organizational document of the Seller, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, change of control rights, cancellation, modification or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which the Seller is a party or by which it or any of its properties or assets are bound, (c) result in the creation or imposition of any Lien on any of the Acquired Assets; (d) violate any order, writ, injunction, decree or award rendered by any federal, state, local, municipal or non-U.S. governmental or regulatory authority (a "Governmental Entity") or any statute, rule or regulation or principle of common law (collectively, "Laws" and, individually, a "Law") applicable to the Seller or any of its properties or assets, or (e) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, except in the case of clauses (b) and (e) of this Section 2.3 for any such violations, breaches, defaults or requirements that, individually or in the aggregate, (x) would not reasonably be expected to have a Material Adverse Effect or would not adversely affect the ability of the Seller or any of the Members to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements or (y) become applicable as a result of the business or activities in which the Buyer is or (other than in respect of its acquisition of the Acquired Assets) proposes to be engaged or as a result of any acts or omissions by, or the status of or any facts pertaining to, the Buyer.

         Section 2.4 Financial Statements. True and complete copies of the Financial Statements, together with the related auditors' reports, are included in Section 2.4 of the Seller Disclosure Schedule. The Financial Statements have been prepared from, are in accordance with and accurately reflect, the books and records of the Seller, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Seller as of the times and for the periods referred to therein.

         Section 2.5 Absence of Undisclosed Liabilities. Except for (a) liabilities or obligations incurred in the ordinary course of business and consistent with past practice since June 30, 2004, (b) liabilities or obligations accrued or reserved against in the Financial Statements or (c) liabilities or obligations disclosed herein or in Section 2.5 of the Seller Disclosure Schedule, since June 30, 2004, the Seller has no liabilities or obligations (whether known, unknown, liquidated, unliquidated, due, to become due, direct, indirect, accrued or contingent). To the knowledge of the Seller, the accruals and reserves reflected in the Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner.

         Section 2.6 Absence of Certain Changes; No Material Adverse Change. Since June 30, 2004, except as permitted under Section 4.1 of this Agreement:
(a) the Business has been conducted in the ordinary course consistent with past practice; (b) the Seller has not (i) sold, assigned, licensed, transferred, conveyed or otherwise disposed of any assets that would otherwise be Acquired Assets, except in the ordinary course of business consistent with past practice, (ii) modified or amended any of the Contracts, except in the ordinary course of business in accordance with past practice, (iii) hired any employee with an annual base cash compensation in excess of $100,000, or increased in any material respect the compensation of any of the officers or other employees, except for such increases for persons who are not officers of the Seller as are granted in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases), (iv) adopted, granted, extended or increased the rate or terms of any Employee Plan, except increases required by any applicable Law, (v) made any change in any of the Seller's present accounting methods and practices, except as required by GAAP or changes in GAAP, made or changed any election for tax purposes, adopted or changed any accounting method for tax purposes, filed any amended Tax Return, settled any Tax claim or assessment or entered into any "closing agreement" as described in
Section 7121 of the Code with respect to the Acquired Assets, (vi) licensed any Intellectual Property rights to or from any Person, (vii) made or authorized any capital expenditures in excess of $5,000 other than in accordance with its annual plan previously provided to the Buyer, (viii) incurred any indebtedness for borrowed money, issued any debt securities or assumed, guaranteed or endorsed the obligations of any other Persons or subjected any of its properties or assets to any Liens, (ix) cancelled or compromised any debt or claim or waived or released any rights of the Business, (x) entered into any agreement or arrangement with any Member or any Affiliate of any Member, or
(xi) taken, or agreed to take, any of the foregoing actions; and (c) there has not been any change, act, circumstance or event which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

         Section 2.7 Litigation. There is no Action or governmental investigation pending or, to the knowledge of the Seller, threatened against the Seller or any of the Members in respect of or affecting any of the Acquired Assets or the Business by or before any court, arbitrator or Governmental Entity. There is no Action pending or, to the knowledge of the Seller, threatened, against the Seller or any of the Members seeking to enjoin or restrain the consummation of the transactions contemplated hereby. There is not outstanding or, to the knowledge of the Seller, threatened, any orders, judgments, decrees, results of arbitration or injunctions issued by any court, arbitrator or Government Entity against, affecting or naming the Seller or any of the Members or affecting any of the Acquired Assets or the Business.

         Section 2.8 Compliance with Law. The Business is not being and has not been conducted in material violation of any applicable Law or any order, writ, injunction, results of arbitration or decree of any court, arbitrator or Governmental Entity. The Business has all material permits, licenses and other governmental authorizations, consents and approvals necessary to conduct its business as currently conducted or proposed to be conducted, which is the continuation of the Business as currently conducted (collectively, the "Permits"). All of the Permits are identified in Section 2.8 of the Seller Disclosure Schedule. The Business is not and has not been in material violation of the terms of any Permit. Each such Permit is in full force and effect; the Seller is in compliance with the terms of each such Permit; and, to the knowledge of the Seller, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon its expiration.

         Section 2.9 Employee Benefit Plans. Section 2.9(a) of the Seller Disclosure Schedule contains a true and complete list of each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Seller or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Seller would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which the Seller or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Seller (the "Employee Plans"), and each employment, severance, retention, consulting or similar agreement currently in effect that has been entered into by the Seller and any employee of the Business (collectively, the "Employment Agreements"). Neither the Seller nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Employee Plan that would affect any employee or former employee of the Seller.

         (b) With respect to each Employment Agreement and Employee Plan, the Seller has heretofore delivered to the Buyer true and complete copies of the Employment Agreement and Employee Plan and any amendments thereto (or if the Employment Agreement or Employee Plan is not a written Employment Agreement or Employee Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Employee Plan intended to qualify under section 401 of Code. Each Employee Plan intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code. Each Employee Plan intended to satisfy the requirements of section 501(c)(9) has satisfied such requirements.

         (c) None of the Employee Plans is a "multiemployer plan," as such term is defined in section 3(37) of ERISA, nor is any Employee Plan subject to section 302 or Title IV of ERISA or section 412 of the Code. No liability under Title IV or section 302 of ERISA has been incurred by the Seller or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Seller or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

         (d) Neither the Seller, any Employee Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Seller, any Employee Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Employee Plan or any such trust could be subject to either a civil penalty assessed pursuant to sections 409 or 502(i) of ERISA or a tax imposed pursuant to sections 4975 or 4976 of the Code.

         (e) Each Employee Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

         (f) No Employee Plan or Employment Agreement provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Seller for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or
(iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

         (g) Except as set forth in Section 2.9(g) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Seller or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. No amounts payable under the Employee Plans or Employment Agreements will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

         (h) The Seller has not incurred any liability based upon, arising out of or relating to the classification of any individual as an independent contractor or "leased employee" (within the meaning of Section 414(n) of the Code) rather than as an employee, and no event has occurred that with the lapse of time or the giving of notice or both would result in the Seller incurring any such liability. Except as set forth in Section 2.9(h) of the Seller Disclosure Schedule, no independent contractor or a "leased employee" participates in any Employee Plan.

         (i) There are no pending, threatened or anticipated claims by or on behalf of any Employee Plan or Employment Agreement, by any employee or beneficiary covered under any such Employee Plan or Employment Agreement, or otherwise involving any such Employee Plan (other than routine claims for benefits).

         Section 2.10 Labor Relations. (a) Section 2.10(a) of the Seller Disclosure Schedule accurately sets forth, with respect to each employee of the Seller (including any employee who is on a leave of absence or on layoff, short-term disability or long-term disability status): (i) the name and title of such employee; (ii) the aggregate dollar amounts of the compensation (including wages, salary, commissions, director's fees, fringe benefits, target bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the Seller with respect to services performed in the fiscal year ended December 31, 2003; (iii) such employee's annualized compensation as of the date of this Agreement; (iv) the number of hours of sick-time which such employee has accrued as of the date hereof and the aggregate dollar amount thereof; (v) the number of hours of vacation time which such employee has accrued as of the date hereof and the aggregate dollar amount thereof; and (vi) employment status (i.e., active or on a leave of absence or on layoff, short-term disability or long-term disability status and full-time or part time).

         (b) (i) The Seller is and at all times has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law; (ii) there is no labor strike, slowdown, stoppage or lockout actually pending, or, to the knowledge of the Seller, threatened against or affecting the Business; (iii) there are no material claims or controversies pending, or to the knowledge of the Seller, threatened, between the Seller and any employee of the Seller; (iv) the Seller is not a party to or bound by any collective bargaining or similar agreement with any labor organization; (v) no employees of the Seller are represented by any labor organization with respect to their employment with the Seller; (vi) no labor union, labor organization, or group of employees of the Seller has made a pending demand for recognition or certification; and (vii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and, to the knowledge of the Seller, there are no labor union organizing activities, with respect to any employees of the Seller.

         Section 2.11 Tax Matters. Except as set forth in Section 2.11 of the Seller Disclosure Schedule:

         (a) the Seller has (i) duly filed (or there have been filed on their behalf) with the appropriate Taxing Authorities all Tax Returns required to be filed by them with respect to the Business or the Acquired Assets and all such Tax Returns are complete, true and correct in all material respects and (ii) duly paid (or there have been paid on their behalf) all Taxes due and payable or claimed by any Taxing Authority to be due and payable with respect to the Business or the Acquired Assets, and (iii) no due dates for any Tax Returns for the taxable year ended December 31, 2003 or any subsequent taxable year have been extended;

         (b) there are no outstanding liens for Taxes in respect of any Acquired Asset and, to the knowledge of the Seller, no claims are being asserted with respect to any Tax that could result in a lien for Taxes in respect of any Acquired Asset or liability under Treasury Regulation 1.1502-6 or any comparable state, local or non-U.S. Tax provision, or in any liability of the Buyer or any Affiliate of the Buyer for such Tax;

         (c) the Seller has duly withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, member or third party with respect to the Business;

         (d) no federal, state, local or non-U.S. audits or other administrative proceedings or court proceedings are presently pending or have been performed with regard to any Taxes or Tax Returns of the Seller with respect to the Business;

         (e) the applicable statutes of limitation for the assessment of Taxes on the Business or the Acquired Assets have expired for all periods through and including December 31, 2000;

         (f) the Seller has not granted any requests, agreements, consents, or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns of any of the Sellers that include the Business or the Acquired Assets;

         (g) Section 2.11(g) of the Seller Disclosure Schedule sets forth all jurisdictions in which the Seller currently files income, franchise or sales Tax Returns in connection with the Business;

         (h) the Seller has not received written notice of any claim made by an authority in a jurisdiction where such entity does not file Tax Returns, that any such entity is or may be subject to taxation by that jurisdiction;

         (i) at all times since its formation, Seller has been treated as a partnership or other pass-through entity for all federal, State and local Tax purposes; and

         (j) the Seller does not have a permanent establishment or other place of business outside of the United States, and no Members are not United States persons.

         Section 2.12 Contracts. (a) The Seller has made available to the Buyer true, correct and complete copies of all of the following Contracts to which the Seller is a party or by which the Acquired Assets are bound in existence on the date hereof: (i) non-competition or director, officer or employee indemnification agreements; (ii) contracts granting a right of first refusal or first negotiation with respect to any assets or line of business of the Business; (iii) partnership or joint venture agreements; (iv) agreements for the acquisition, sale or lease of material properties or assets of the Business (by merger, purchase or sale of assets or stock or otherwise); (v) contracts or agreements with any Governmental Entity; (vi) Leases; (vii) loan agreements, credit agreements, promissory notes, guarantees, subordination agreements, letters of credit or other similar types of contract; (viii) agreements to acquire any debt obligations of others; (ix) contracts that involve the performance of services or delivery of goods or materials either to or by the Seller of an amount or value in excess of $50,000; (x) License Agreements; or
(xi) commitments and agreements to enter into any of the foregoing.

         (b) Except as set forth in Section 2.12(b) of the Seller Disclosure
Schedule: (i) there is not now and has not been any material default under any Contract by the Seller or, to the knowledge of the Seller, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Seller, or to the knowledge of the Seller, any other party; (ii) to the knowledge of the Seller, no party to any such Contract has given notice to the Seller of, or made a claim against the Business with respect to, any breach or default thereunder, in any such case in which such breach or default would reasonably be expected to be material to the Business; and (iii) assuming the Contracts have been duly authorized, executed and delivered by the respective other parties thereto, all the Contracts are valid, binding and enforceable obligations of the Seller and the other parties thereto (except as such enforceability may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors' rights generally).

         Section 2.13 Real Property; Leases. The Seller does not own or ground lease, and has never owned or ground leased, any real property on behalf of the Business. Section 2.13 of the Seller Disclosure Schedule sets forth a list of all real property leased or subleased on behalf of the Business (the "Leased Real Property"). A true and complete copy of each lease pursuant to which the Seller (for the use or benefit of the Business) leases any Leased Real Property (each, a "Lease") has heretofore been delivered to the Buyer. The Seller has valid leasehold interests in the Leased Real Property free and clear of all Liens. With respect to the Leased Real Property, the Seller has not entered into any written sublease, license, option, right, concession or other agreement or arrangement granting to any Person any portion thereof or interest therein. To the knowledge of the Seller, the Leased Real Property is supplied with utilities and other services adequate for its operation. The Seller is not aware of any Lien, easement, covenant or other restriction applicable to the Leased Real Property which would reasonably be expected to materially impair the use or the occupancy of the Leased Real Property by the Seller for the conduct of the Business as currently conducted and contemplated to be conducted, which is the continuation of the Business as currently conducted. The Seller is not aware of any Lien, easement, covenant or other restriction applicable to the Leased Real Property which would reasonably be expected to materially impair the use or occupancy of the Leased Real Property by the Seller for the conduct of the Business as currently conducted and contemplated to be conducted, which is the continuation of the Business as currently conducted.

         Section 2.14 Intellectual Property.

         (a) The Seller owns, or has a valid right to use all of the Intellectual Property that is used in or necessary for the conduct by the Seller of the Business as currently conducted (the "Seller Intellectual Property").

         (b) Section 2.14(b) of the Seller Disclosure Schedule sets forth, for the Seller Owned IP, a complete and accurate list of all United States and non-U.S.: (i) Patents and Patent applications; (ii) Trademark registrations, Trademark applications and material unregistered Trademarks; (iii) Internet domain name registrations; (iv) Copyright registrations, Copyright applications and material unregistered Copyrights; and (v) material Software. All Trademarks listed on Section 2.14(b) of the Seller Disclosure Schedule have been in continuous use by the Seller since their adoption by the Seller.

         (c) To the knowledge of the Seller, the conduct by the Seller of the Business, as presently conducted and contemplated to be conducted, does not infringe upon or otherwise violate the Intellectual Property of any other Person. There is no pending or, to the knowledge of the Seller, threatened claim against the Seller (i) alleging that the Seller, the Seller Intellectual Property or the License Agreements infringes, misappropriates, dilutes or otherwise violates any Intellectual Property rights of any Person, or (ii) challenging the Seller's ownership or use of, or the validity, enforceability or registerability of, any Intellectual Property, and, to the knowledge of the Seller, there is no basis for a claim regarding any of the foregoing.

         (d) The Seller has not brought or threatened a claim against any Person (i) alleging infringement, misappropriation, dilution or any other violation of the Seller Intellectual Property or the License Agreements or (ii) challenging any Person's ownership or use of, or the validity, enforceability or registerability of, any Intellectual Property.

         (e) The Seller is in compliance with all privacy policies or related policies, programs or other notices that concern the Seller's use of personal information. The transactions contemplated by this Agreement will not violate the privacy policies posted (currently or in the past) on the Seller's web sites or otherwise made publicly available.

         (f) The Software included in the Seller Owned IP was developed by (i) employees of the Seller or (ii) independent contractors who have created such Software as "work made for hire" (as such term is defined in 17 U.S.C. ss. 101) and/or assigned their rights to the Seller by written agreement.

         (g) The Seller has taken reasonable measures to protect the confidentiality of its material Trade Secrets.

         Section 2.15 Title to Assets; Sufficiency of Assets. (a) (i) Except as set forth in Section 2.15(a) of the Seller Disclosure Schedule, the Seller has good title to, or a valid leasehold interest in or right to use by license or otherwise, the Acquired Assets, free and clear of all Liens and (ii) none of the Members owns, or has rights to use, any assets used in the Business. Any Liens described in Section 2.15(a) of the Seller Disclosure Schedule shall have been terminated or released prior to the Closing Date. Upon execution and delivery by the Seller to the Buyer of the instruments of conveyance referred to in Section 1.9, the Buyer will become the true and lawful owner of, and will receive good title to, the Acquired Assets, free and clear of all Liens.

         (b) The interests being acquired by the Buyer with respect to the Acquired Assets include or will include as of the Closing Date all personal property, both tangible and intangible, rights, agreements and other assets necessary to operate the Business as conducted on or immediately prior to the date hereof and as currently proposed to be conducted, which is the continuation of the Business as currently conducted.

         Section 2.16 Receivables. Section 2.16 of the Seller Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable and other receivables of the Seller as of June 30, 2004. All existing accounts receivable of the Seller: (i) represent valid and binding obligations of customers of the Business arising from bona fide transactions entered into in the ordinary course of business; (ii) in the case of the accounts receivable of the Seller reflected in the Closing Working Capital Statement, are current and collectible net of any allowance for uncollectible accounts reflected in the Closing Working Capital Statement (it being understood that such representation and warranty is not a guarantee of collection); (iii) to the knowledge of the Seller, are not subject to any valid right to counterclaim or set-off; and (iv) are not the subject of any Action brought by or on behalf of the Seller.

         Section 2.17 Escheat Property. There are no claims, suits, or actions pending or, to the knowledge of the Seller, threatened, by any Governmental Entity, or its agents, assignees, or contractors, for escheat of any unclaimed or abandoned property or liability, which is subject to escheat relating to the Business, including but not limited to the following: outstanding or undelivered honoraria payments, outstanding health and dental checks; outstanding pension checks; undelivered equity interests and distributions thereon; undelivered bonds/long-term debt principal and interest; accounts receivable credits; customer overpayments; customer duplicate payments; unidentified remittances; unrefunded overcharges; uninvoiced receipts; refunds due; voiding of outstanding liabilities; reversals of credit balances or outstanding liabilities to profit and loss; or reversals of credit balances or outstanding liabilities against original charges, and, to the knowledge of the Seller, there is no basis for any such claims, suits or actions.

         Section 2.18 Insurance. Section 2.18 of the Seller Disclosure Schedule sets forth a true and complete list of all insurance policies or binders owned or held by the Seller with respect to the Business. The Seller has delivered or made available to the Buyer true and complete copies of such policies and binders. There has not been any claim (including any claim for worker's compensation) in excess of $10,000 made by the Seller with respect to the Business under, or which has been made against the Seller with respect to the Business and has been paid or defended in accordance with, the terms of any insurance policy maintained by the Seller with respect to the Business since June 30, 2004.

         Section 2.19 Customers; Key Employees. Section 2.19 of the Seller Disclosure Schedule sets forth a list of the twenty customers from which the Business generated the most revenues for the year ended December 31, 2003. The Seller has not received any notice or other indication (in writing or otherwise) by any customer of its intention to terminate, substantially reduce or change the terms of its relationship with the Seller and, to the knowledge of the Seller, no such termination, reduction or change is threatened. The Seller does not guarantee or make any representation or warranty that any such customers will become customers of the Buyer after the Closing. No key employee of the Business has indicated to the Seller an intention to leave or otherwise terminate his or her employment. The Seller does not guarantee or make any representation or warranty that any such employees will become employees of the Buyer after the Closing.

         Section 2.20 Environmental Matters. No notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, Action, claim, suit, proceeding or review is pending or, to the knowledge of the Seller, threatened by any Person against the Seller, and no penalty has been assessed against the Seller with respect to any matters relating to or arising out of any Environmental Law; the Seller is in compliance with all Environmental Laws; and there are no liabilities of or relating to the Seller relating to or arising out of any Environmental Law and, to the knowledge of the Seller, there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability.

         Section 2.21 Books and Records. The books and records of the Seller accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Seller and have been maintained in accordance with good business and bookkeeping practices. Section
2.21 of the Seller Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Seller and the names of persons having signature authority with respect thereto or access thereto.

         Section 2.22 Affiliate Transactions. Section 2.22 of the Seller Disclosure Schedule sets forth a complete and correct list as of the date hereof of all contracts and agreements to which the Seller, on the one hand, and the Members or any of their Affiliates, on the other hand, are a party that are in effect as of the date hereof.

         Section 2.23 Brokers' and Finders' Fees. Except for Shattuck Hammond Partners LLC, whose fees will be paid by the Seller, neither the Seller nor any of its Affiliates have employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby.

         Section 2.24 No Other Warranties

         . Notwithstanding anything to the contrary contained in this Agreement, the Seller makes no implied warranty of any kind whatsoever, and makes no representation with respect to any matter not expressly set forth in this Article II. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.


                                  ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE PARENT

         The Buyer and the Parent hereby represent and warrant, jointly and severally, to the Seller and the Members as follows:

         Section 3.1 Organization; Etc. Each of the Buyer and the Parent (i) is a corporation validly existing and in good standing under the Laws of its jurisdiction of incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to be so existing and in good standing, to have such power and authority or to be so qualified would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

         Section 3.2 Authority Relative to This Agreement. Each of the Buyer and the Parent has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is to be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is to be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of the Buyer and the Parent. This Agreement has been and the Ancillary Agreements to which it is to be a party will at the Closing be duly and validly executed and delivered by the Buyer and the Parent and (assuming this Agreement has been and each of the Ancillary Agreements to which it is to be a party will at the Closing be duly authorized, executed and delivered by the Seller and each of the Members) constitutes or will at the Closing constitute a valid and binding agreement of the Buyer and the Parent, enforceable against the Buyer and the Parent in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) enforcement of this Agreement and the Ancillary Agreements, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 3.3 Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement or any Ancillary Agreements by the Buyer or the Parent nor the consummation by the Buyer or the Parent of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of the Buyer or the Parent, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, change of control rights, cancellation, modification or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which the Buyer, the Parent or any of their respective Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, (c) violate any order, writ, injunction, decree or Laws applicable to the Buyer, the Parent, any of their respective Subsidiaries or any of their respective properties or assets, or (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, except in the case of clause (d) of this Section 3.3 for any such requirements that, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

         Section 3.4 Availability of Funds. The Buyer currently has sufficient immediately available funds in cash or cash equivalents and will at the Closing have sufficient immediately available funds in cash to pay the Initial Purchase Price and to pay any other amounts payable pursuant to this Agreement and the Ancillary Agreements and to effect the transactions contemplated hereby and thereby.

         Section 3.5 Litigation. There is no Action or governmental investigation pending or, to the knowledge of the Buyer or the Parent, any Action or governmental investigation threatened against the Buyer, the Parent or any of their respective Subsidiaries by or before any court or Governmental Entity, the outcome of which, in the reasonable judgment of the Buyer or the Parent, is likely individually or in the aggregate, to have or reasonably be expected to have a Buyer Material Adverse Effect.

         Section 3.6 Brokers' and Finders' Fees. Except for William Blair & Company, whose fees will be paid by the Buyer, none of the Buyer, the Parent or any of their respective Affiliates has employed any investment banker, broker or finder or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

         Section 3.7 No Other Warranties

         Notwithstanding anything to the contrary contained in this Agreement, neither the Buyer nor the Parent makes any implied warranty of any kind whatsoever, or makes any representation with respect to any matter not expressly set forth in this Article III.

                                  ARTICLE IV

                            COVENANTS OF THE PARTIES

         Section 4.1 Conduct of Business of the Seller. During the period from the date of this Agreement to the Closing Date, except (x) as otherwise contemplated by this Agreement or the transactions contemplated hereby, or (y) for those matters consented to by the Buyer in writing, the Seller agrees that it shall:

         (a) conduct its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organization, maintain its existing insurance, use commercially reasonable efforts to keep available the services of its current officers and employees and preserve relationships with those Persons having business dealings with the Seller to the end that its goodwill and ongoing businesses shall be unimpaired at the time of the Closing; and

         (b) not (i) sell, assign, license, transfer, convey or otherwise dispose of any of the Acquired Assets, except in the ordinary course of business consistent with past practice; (ii) make any loans, advances (other than advances in the ordinary course of business) or capital contributions to, or investments in, any other Person; (iii) terminate, modify, transfer or amend any of the Contracts, except in the ordinary course of business consistent with past practice; (iv) hire any employee with an annual base cash compensation in excess of $100,000, or increase in any material respect the compensation of any of the officers or other employees, except for such increases for persons who are not officers of the Seller as are granted in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases);
(v) adopt, grant, extend or increase the rate or terms of any Employee Plan, except increases required by any applicable Law; (vi) make any change in any of the Seller's present accounting methods and practices, except as required by GAAP or changes in GAAP, make or change any election for tax purposes, adopt or change any accounting method for tax purposes, file any amended Tax Return, settle any Tax claim or assessment or enter into any "closing agreement" as described in section 7211 of the Code related to the Acquired Assets; (vii) license any Intellectual Property rights to or from any Person other than in the ordinary course of business consistent with past practice; (viii) make or authorize any capital expenditures in excess of $5,000 other than in accordance with its annual plan previously provided to the Buyer; (ix) incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse the obligations of any other Persons or subject any of its properties or assets to any Liens; (x) cancel or compromise any debt or claim or waive or release any rights of the Business; (xi) pay any dividend or otherwise make or pay any distribution other than in cash; (xii) enter into any agreement or arrangement with any Member or any Affiliate of any Member; (xiii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; (xiv) take, or agree to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Article V not being satisfied, or would make any representation or warranty of the Seller and/or the Members contained herein inaccurate in any respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of the Seller or the Buyer to consummate the Closing in accordance with the terms hereof or materially delay such consummation; or (xv) take, or agree to take, any of the foregoing actions.

         Section 4.2 Access to Information. (a) From the date of this Agreement to the Closing, the Seller will (i) give the Buyer and its authorized representatives reasonable access (subject to the execution of such customary confidentiality and other undertakings as may be requested by the Seller's independent auditor) to all books, records, files, work papers, other documents, personnel, offices and other facilities and properties of the Business and its accountants, (ii) permit the Buyer to make such copies and inspections thereof as the Buyer may reasonably request and (iii) cause the officers of the Business to furnish the Buyer with such financial and operating data and other information with respect to the business and properties of the Business as the Buyer may from time to time reasonably request; provided, however, that any such access shall be conducted at the Buyer's expense, at a reasonable time, under the supervision of the personnel of the Seller and in such a manner as to not interfere unreasonably with the normal operation of the business of the Seller.

         (b) All such information and access shall be subject to the terms and conditions of the letter agreement (the "Confidentiality Agreement") between the Buyer and the Seller, dated February 2, 2004, which agreement shall expire as of the Closing.

         (c) During the period from the date hereof through the Closing Date, the Seller shall enforce its rights for the benefit of the Buyer under any and all confidentiality agreements entered into during the 18 months prior to the date hereof in connection with breaches or potential breaches thereof that become known to the Seller and promptly following the Closing Date shall cause the recipients (other than the Buyer) of confidential information with respect to the Business to either return to the Seller or destroy such confidential information. Following the Closing Date, in connection with the Seller's transfer of such confidentiality agreements to the Buyer as part of the Acquired Assets, the Seller will provide copies of such agreements to the Buyer.

         Section 4.3 Consents; Cooperation. Subject to the other provisions of this Agreement, each of the parties shall cooperate and use its commercially reasonable efforts to perform its obligations under this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain all consents and all regulatory approvals, to consummate and make effective the transactions contemplated by this Agreement and to satisfy all conditions to their respective obligations under this Agreement, in accordance with the terms of this Agreement and will cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including:

         (a) Each of the parties promptly will make their respective filings and submissions and will take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated by this Agreement (except that no party shall have any obligation to take or consent to the taking of any action required by any such Governmental Entity that could have a material adverse effect on the economic and financial benefits of the transactions contemplated by this Agreement). Each of the parties will furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement.

         (b) In the event any Action by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated by this Agreement or by the Ancillary Agreements or seeks Damages in connection therewith, the parties agree to cooperate and use all commercially reasonable efforts to defend against such Action and, if an injunction or other order is issued in any such Action, to use all commercially reasonable efforts to have such injunction or other order lifted and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

         (c) The Seller will give any notices to third parties and use commercially reasonable efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) disclosed or required to be disclosed in Section 2.3 of the Seller Disclosure Schedule or (iii) required to avoid a breach of or default under any Contracts in connection with the consummation of the transactions contemplated by this Agreement.

         (d) Each party shall give prompt notice, in writing, to the other party or parties of (i) the occurrence, or failure to occur, of any event which occurrence or failure causes any representation or warranty of the Seller, the Buyer or the Parent, as the case may be, contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date or that results in the failure to satisfy any of the conditions specified in
Article V of this Agreement and (ii) any failure of the Seller or the Buyer, as the case may be, to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement (each, a "Pre-Closing Notice" and, collectively, the "Pre-Closing Notices"). Any Pre-Closing Notice (x) shall specify in reasonable detail the nature of the events in respect of which such Pre-Closing Notice is being delivered and (y) if such event involves an inaccurate or untrue representation or warranty of the Seller or the Members that does not arise from or relate to breaches by the Seller or the Members of any of their respective representations, warranties, covenants or other agreements under this Agreement, shall set forth, to the extent reasonably practicable, a reasonable estimate of the Damages that would reasonably be expected to arise from such inaccurate or untrue representation or warranty for which the Buyer Parties would be entitled to indemnification under Article VII were the Closing to occur and such inaccuracy were not cured prior to the Closing (the "Estimated Damages").

         (e) In the event that, within 5 Business Days after the Closing Date, each of the Seller's insurance carriers MetLife and Blue Cross and Blue Shield of Illinois shall not have consented to the assignment by the Seller to the Buyer of all insurance policies relating to the Employee Plans for which it is the carrier (the "Health Plan Policies") effective as of the Closing Date, the parties shall enter into a Transition and Services Agreement (the "Transition and Services Agreement") containing customary terms, conditions and covenants effective as of the Closing Date, pursuant to which the Seller shall, at the Buyer's expense, provide coverage to Transferred Employees under the Seller's existing welfare benefit plans during the period beginning on the Closing Date and ending on December 31, 2004, unless terminated earlier in accordance with the Transition and Services Agreement, whereupon such Transferred Employees shall be entitled to participate in the Buyer's welfare benefit plans on a comparable basis to similarly situated Buyer employees. The Seller agrees that until the earlier of (x) the date on which each of MetLife and Blue Cross and Blue Shield of Illinois have consented to the assignment by the Seller to Buyer of the Health Plan Policies, and (y) the date of the Transition and Services Agreement, the Seller shall, at the Buyer's expense, take all necessary actions to maintain the Health Plan Policies for the benefit of the Buyer.

         Section 4.4 Public Announcements. Upon the signing of this Agreement, the parties shall consult with each other with respect to the issuance of a joint report, statement or press release with respect to this Agreement and the transactions contemplated hereby. Thereafter, except as otherwise agreed to by the parties, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby, except (a) as otherwise agreed to by the parties, (b) in a manner consistent with any previously issued press releases and (c) to the extent that, in the reasonable judgment of a party, required by applicable Law, or, in the case of the Buyer, required by its obligations as a publicly-held, exchange-quoted company, in which case the parties shall use their commercially reasonable efforts to reach mutual agreement as to the language of any such report, statement or press release.

         Section 4.5 Tax Matters.

         (a) Transfer Taxes. All sales (including, without limitation, bulk sales), use, transfer (including real property transfer or gains), recording, ad valorem, privilege, documentary, filing, recordation, gross receipts, registration, conveyance, excise, license, gains, stamp, duties or similar taxes and fees, together with any interest, additions, or penalties with respect thereto and any interest in respect of such addition or penalties (collectively, the "Transfer Taxes"), arising out of, in connection with or attributable to the transactions effected pursuant to this Agreement shall be borne and paid by the Seller. The party which has primary legal responsibility for the payment of any particular Transfer Tax (the "Payor") shall prepare and timely file all relevant Tax Returns required to be filed in respect of such Transfer Tax, pay the Transfer Tax shown on such Tax Return, and notify the other parties in writing of the Transfer Tax shown on such Tax Return and how such Transfer Tax was calculated, and if the Payor is the Buyer, the Seller shall reimburse the Payor for the amount of such Transfer Tax in immediately available funds within ten Business Days of receipt of such notice.

         (b) Allocation of Purchase Price; Tax Filings. The Buyer shall prepare a schedule (the "Allocation Schedule") allocating the Purchase Price among the Acquired Assets. The Buyer shall use its commercially reasonable efforts to deliver the Allocation Schedule to the Seller prior to the Closing, but in no event later than 90 days following the Closing, unless the determination of any Post-Closing Purchase Price Adjustment has not yet been finalized pursuant to
Section 1.5(d), in which case, the Allocation Schedule shall be delivered to the Seller within 15 days following the date on which such Post-Closing Purchase Price Adjustment is finalized in accordance with Section 1.5(d). The Allocation Schedule shall be prepared in good faith in accordance with section 1060 of the Code and the regulations thereunder. The Buyer shall consult with the Seller regarding the manner in which such allocation is determined, and shall provide the Seller with copies of any valuations or appraisals obtained by the Buyer in connection with the Buyer's determination of such allocation. Any Post-Closing Purchase Price Adjustments and Earnout Payments shall be reflected in the final allocation of the Purchase Price among the Acquired Assets in a manner consistent with the Allocation Schedule and section 1060 of the Code and the regulations thereunder. The Seller and the Buyer shall (a) timely file all federal, state, local and other forms and Tax Returns required to be filed in connection with such Allocation Schedule, (b) be bound by such Allocation Schedule for purposes of filing such Tax Returns, (c) prepare and file, and cause its Affiliates to prepare and file, all Tax Returns on a basis consistent with such Allocation Schedule and (d) take no position, and cause its Affiliates to take no position, inconsistent with such Allocation Schedule on any applicable Tax Return, in any audit or proceeding before any federal, state, local and other Taxing Authority, in any report made for tax, financial accounting or any other purposes or otherwise. In the event that the Allocation
Schedule is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify the other party hereto concerning the existence and resolution of such dispute.

         (c) Assistance and Cooperation. After the Closing Date, the Seller and the Buyer shall, and shall cause their respective employees and Affiliates to, provide and make available to the other all information relating to Taxes attributable to the Business or the Acquired Assets that is required in connection with the preparation or filing of any Tax Return, including any certificates or forms necessary or appropriate to establish an exemption from or otherwise reduce any liability for Taxes, and shall reasonably cooperate, and shall cause their respective employees and Affiliates to cooperate in preparing for any audits of, or disputes with, Taxing Authorities regarding any Tax Returns relating to the Business or the Acquired Assets.

         Section 4.6 Employees; Employee Benefits. Prior to the Closing, the Buyer or its Affiliates shall offer employment, effective as of the Closing, to all employees of the Business who are active employees immediately prior to the Closing and any employee who is, on such date, on disability or medical leave or an approved leave of absence, upon such employee's return. Each offer of employment shall be on terms and conditions comparable (but not necessarily identical) to those terms and conditions of employment applicable to such Employee immediately prior to the Closing, except as otherwise agreed to by the Buyer and the relevant employee; provided, that, with respect to the medical insurance plans currently maintained by the Seller, the Buyer shall continue such plans until such time as the Buyer is able to transfer the Transferred Employees to medical insurance plans maintained by the Buyer. Employees who accept such offer of employment with the Buyer as of the Closing are referred to herein as the "Transferred Employees."

         (b) With respect to each benefit plan of the Buyer ("Buyer Benefit Plan") in which Transferred Employees subsequently participate, for purposes of determining eligibility to participate, vesting and, with respect to any vacation or severance plan or policy only, for the purpose of determining benefit entitlement, service with Seller (and predecessor employers to the extent Seller provides past service credit) shall be treated as service with Buyer; provided, that such service shall not be recognized to the extent that
(i) such service was not recognized under the applicable benefit plan of the Seller ("Seller Benefit Plan") or (ii) such recognition would result in a duplication of benefits.

         (c) Nothing in this Section 4.6 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with the Buyer or any Affiliate of the Buyer and the employment of each Transferred Employee shall be "at will" employment.

         (d) The Seller shall take all actions that may be necessary or appropriate to cause each Transferred Employee to be 100% vested in his or her account balance under the Seller's 401(k) Savings Plan (the "Seller Savings Plan") as of the Closing Date, and shall cause the trustee of the Seller Savings Plan to pay such account balance to such Transferred Employee or his or her beneficiary in accordance with the terms of the Seller Savings Plan and the election of the Transferred Employee, as applicable.

         Section 4.7 Updated Employee Information. Prior to the Closing Date, the Seller will cause to be prepared and promptly delivered to the Buyer an updated Section 2.10(a) of the Seller Disclosure Schedule that is true and correct in all respects as of the Cut-Off Date. For purposes of satisfying the condition set forth in Section 5.3(a), the Seller will be deemed to have made all representations and warranties relating to such schedules of the Cut-Off Date, and such updated schedule shall be included in the representations covered by the officer's certificate to be delivered by the Seller to the Buyer at the Closing pursuant to Section 5.3(c).

         Section 4.8 Proprietary Information. From and after the Closing, each of the Members and the Seller shall not, and shall not permit any of their respective Affiliates to, disclose or make use of (except to pursue its rights under this Agreement or the Ancillary Agreements), and shall use its best efforts to cause all of its Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to Acquired Assets, the Business or the Buyer or its business (including the financial information, technical information or data relating to the Seller's products or customers, as well as filings and testimony (if any) presented in the course of any litigation of a Claim pursuant to Section 7.4 and any information relating to any settlement thereof), except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by a Member, the Seller or any of their respective Affiliates. The Seller and each Member shall enforce, for the benefit of the Buyer, all confidentiality, invention assignments and similar agreements between a Member, the Seller, on the one hand, and any other party, on the other hand, relating to the Acquired Assets or the Business which are not Contracts included in the Acquired Assets.

         Section 4.9 Use of Name. Neither the Seller nor any of the Members shall, and shall not use, or permit any of their respective Affiliates to use, any of the names listed in Section 4.9 of the Seller Disclosure Schedule or any name reasonably similar thereto. Simultaneously with, and with effect from, the Closing, the Seller shall amend its certificate of formation and other corporate records, if necessary, to comply with this provision.

         Section 4.10 Maintenance of Books and Records; Sharing of Data. Each of the parties hereto shall preserve, until at least the eighth anniversary of the Closing Date, all pre-Closing Date records possessed or to be possessed by such party relating to the Business. After the Closing Date and up until at least the eighth anniversary of the Closing Date, upon any reasonable request from a party hereto or its representatives, the party holding such records shall, subject to the confidentiality provisions of Section 4.2(b) or other appropriate confidentiality obligations, (x) provide to the requesting party or its representatives reasonable access to such records during normal business hours, provided that such access shall not interfere unreasonably with the business operations of the party holding such records, and (y) permit the requesting party or its representatives to make copies of such records, in each case at reasonable cost to the requesting party or its representatives for copying or other out-of-pocket expenses. Such records may be sought under this
Section 4.10 for any reasonable purpose, including, without limitation, to the extent reasonably required in connection with the audit, accounting, Tax, litigation, federal securities disclosure or other similar needs of the party seeking such records. Promptly upon request by the Buyer or the Seller made at any time following the Closing Date, the other party shall authorize the release to the requesting party of all files pertaining to the Seller, the Acquired Assets or the business or operations of the Seller held by any federal, state, county or local authorities, agencies or instrumentalities.

         Section 4.11 Transfers Not Effected as of Closing. Nothing herein shall be deemed to require the conveyance, assignment or transfer of any Acquired Asset that by its terms or by operation of Law cannot be freely conveyed, assigned, transferred or assumed. To the extent the parties hereto have been unable to obtain any governmental or any third party consents or approvals required for the transfer of any Acquired Asset and to the extent not otherwise prohibited by the terms of any Acquired Asset, the Seller shall continue to be bound by the terms of such applicable Acquired Asset and the Buyer shall pay, perform and discharge fully all of the obligations of the Seller or any of its Affiliates thereunder from and after the Closing. The Seller shall, without consideration therefor, pay, assign and remit to the Buyer promptly all monies, rights and other consideration received in respect of such performance. The Seller shall exercise or exploit its rights in respect of such Acquired Assets only as reasonably directed by the Buyer and at the Buyer's expense. Subject to and in accordance with Section 4.3, for not more than 30 days following the Closing Date, the parties hereto shall continue to use their commercially reasonable efforts to obtain all such unobtained consents or approvals at the earliest practicable date. If and when any such consents or approvals shall be obtained, then the Seller shall promptly assign its rights and obligations thereunder to the Buyer without payment of consideration and the Buyer shall, without the payment of any consideration therefor, assume such rights and obligations. The parties shall execute such good and sufficient instruments as may be necessary to evidence such assignment and assumption. Nothing in this Section 4.11 or elsewhere in this Agreement shall affect in any respect the condition set forth in Section 5.3(e).

         Section 4.12 No Solicitation. During the period prior to the Closing, none of the Seller, the Members or any of their respective representatives will, directly or indirectly, take any of the following actions with any Person other than the Buyer without the prior written consent of the Buyer: (A) solicit, initiate, facilitate or encourage, or furnish information with respect to the Business, in connection with any inquiry, proposal or offer with respect to any merger, consolidation or other business combination involving the Business, the Seller or the acquisition or other disposition of all or any portion of the Business, the Acquired Assets or any securities of or other interests in the Seller (an "Alternative Transaction"); (B) negotiate, discuss, explore or otherwise communicate or cooperate in any way with any third party with respect to any Alternative Transaction; or (C) enter into any agreement, arrangement or understanding with respect to an Alternative Transaction or requiring the Seller to abandon, terminate or refrain from consummating a transaction with the Buyer. The Seller or the Members, as the case may be, shall promptly notify the Buyer after receipt of any inquiry, indication of interest, proposal or offer with respect to any Alternative Transaction described in this Section 4.12.

         Section 4.13 Covenant Not To Compete. (a) During the Non-Competition Period, the Seller and each of the Members shall not, and shall not permit any of their respective employees and Affiliates to, directly or indirectly own, manage, control, participate in or provide services to any Restricted Business other than as an employee of the Buyer. Notwithstanding the foregoing, the Seller and each of the Members and their respective employees and Affiliates shall not be prohibited from:

              (i) acquiring or owning less than 5% (by voting power) of the outstanding capital stock of any publicly-traded company which is engaged in the Restricted Business; or

              (ii) performing their respective obligations under this Agreement and the Ancillary Agreements.

         (b) The Seller and each of the Members have carefully considered the nature and extent of the restrictions set forth herein and acknowledge that the same are reasonable with respect to scope, duration and territory. The Seller and each of the Members recognize and agree that the restrictions set forth herein are being entered into in connection with the sale of the Business to the Buyer and that the Buyer would not be entering into this Agreement absent such restrictions and the full commitment of each of the Seller and each of the Members to abide by such restrictions. The Seller and each of the Members recognize and acknowledge that a breach by the Seller or any of the Members of this Section 4.13 will cause irreparable harm and material loss and damage to the Buyer as to which it will not have an adequate remedy at law or in damages. Accordingly, the Seller and each Member acknowledges and agrees that the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach in addition to any other remedies that the Buyer may have at law or in equity. For the avoidance of doubt, the termination of the employment of any Member with the Buyer shall not affect any of the obligations of such party set forth in this Section 4.13.

         (c) If any court determines that any of the provisions of this Section
4.13 is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law.

         (d) In the event of any breach by any Member of any of the provisions of this Section 4.13, the Buyer shall not be obligated to pay, and the Seller shall not be entitled to receive, a portion of any Earnout Payments otherwise payable pursuant to Section 1.6 equal to the product of (i) the Pro Rata Share of such Member multiplied by (ii) the aggregate amount of any Earnout Payments otherwise payable pursuant to Section 1.6.

         Section 4.14 Further Actions. From and after the Closing Date, the Seller and the Members shall cooperate with the Buyer and the Buyer's Affiliates and representatives, and shall execute and deliver such documents and take such other actions as the Buyer may reasonably request, for the purpose of evidencing the transactions contemplated by this Agreement and the Ancillary Agreements and putting the Buyer in possession and control of all of the Acquired Assets. Without limiting the generality of the foregoing, from and after the Closing Date, the Seller shall promptly remit to the Buyer any funds that are received by the Seller and that are included in, or that represent payment of receivables included in, the Acquired Assets. The Seller hereby irrevocably authorizes the Buyer, at all times on and after the Closing Date, to endorse in the name of the Seller any check or other instrument that is made payable to such Seller and that represents funds included in, or that represents the payment of any receivable included in, the Acquired Assets.


                                   ARTICLE V

                CONDITIONS TO CONSUMMATION OF THE ASSET PURCHASE

         Section 5.1 Conditions to Each Party's Obligations to Consummate the Asset Purchase. The respective obligations of each party to consummate the transactions contemplated hereby is subject to the satisfaction at or prior to the Closing Date of the following conditions:

         (a) No statute, rule, regulation, executive order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Entity that remains in force and makes illegal, restrains or prohibits the consummation of any of the transactions contemplated by this Agreement;

         (b) There shall not be any suit, action, or other proceeding pending or threatened by or before any Governmental Entity or administrative agency or commission that seeks to enjoin or otherwise prevent consummation of the transactions contemplated hereby; provided, however, that a failure of the condition set forth in this Section 5.1(b) shall not be asserted by any party that has directly or indirectly encouraged such suit, action or proceeding; and

         (c) All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required in connection with the execution, delivery or performance of this Agreement shall have been obtained or made, except where the failure to have obtained or made any such consent, approval, order, authorization, declaration or filing would not have a Material Adverse Effect.

         Section 5.2 Further Conditions to the Obligations of the Seller and the Members. The obligation of the Seller and the Members to consummate the transactions contemplated hereby are further subject to satisfaction or waiver by the Seller at or prior to the Closing Date of the following additional conditions:

         (a) The representations and warranties of the Buyer and the Parent contained in Article III hereof and in all certificates delivered by the Buyer and the Parent pursuant hereto or in connection with the transactions contemplated hereby shall be true and accurate in all respects (in the case of representations and warranties qualified by "materiality" or by Buyer Material Adverse Effect after taking into account such qualifications and in the case of the representations and warranties set forth in Section 3.2) or in all material respects (in the case of all other representations and warranties) as of the date of this Agreement and shall be true and accurate in all respects (in the case of representations and warranties qualified by "materiality" or by Buyer Material Adverse Effect after taking into account such qualifications and in the case of the representations and warranties set forth in Section 3.2) or in all material respects (in the case of all other representations and warranties) at and as of the Closing Date as though such representations and warranties were made at and as of such date (except to the extent expressly made as of an earlier date, in which case, as of such date) (it being understood that for purposes of determining the accuracy of such representations and warranties as of the Closing Date, inaccuracies that result directly from changes specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Seller shall be disregarded);

         (b) The Buyer shall have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement to be performed or complied with by it on or prior to the Closing;

         (c) The Buyer shall have delivered to the Seller and the Members an officer's certificate to the effect that each of the conditions specified above in Sections 5.2(a) and (b) is satisfied in all respects;

         (d) The Buyer shall have delivered, after satisfaction of all other conditions set forth in this Article V, the Initial Purchase Price to the Seller and the Escrow Amount to the Escrow Agent; and

         (e) Each of the documents referred to in Section 1.10 shall have been executed by the Buyer and delivered to the Seller and the Members.

         Section 5.3 Further Conditions to the Buyer's Obligations. The obligation of the Buyer to consummate the transactions contemplated hereby are further subject to the satisfaction or waiver by the Buyer at or prior to the Closing Date of the following additional conditions:

         (a) The representations and warranties of the Seller and the Members contained in Article II hereof, in the Seller Disclosure Schedule and in all certificates delivered by the Seller and the Members pursuant hereto or in connection with the transactions contemplated hereby shall be true and accurate in all respects (in the case of representations and warranties qualified by "materiality" or by Material Adverse Effect after taking into account such qualifications and in the case of the representations and warranties set forth in Section 2.2) or in all material respects (in the case of all other representations and warranties) as of the date of this Agreement and shall be true and accurate in all respects (in the case of representations and warranties qualified by "materiality" or by Material Adverse Effect after taking into account such qualifications and in the case of the representations and warranties set forth in Section 2.2) or in all material respects (in the case of all other representations and warranties) at and as of the Closing Date as though such representations and warranties were made at and as of such date (except to the extent expressly made as of an earlier date, in which case, as of such date) (it being understood that for purposes of determining the accuracy of such representations and warranties as of the Closing Date, inaccuracies that result directly from changes specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Buyer shall be disregarded);

         (b) The Seller and each of the Members shall have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement to be performed or complied with by it on or prior to the Closing;

         (c) The Seller and each of the Members shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Sections 5.3(a) and (b) is satisfied in all respects;

         (d) Each of the documents referred to in Section 1.9 shall have been executed by the Seller and each of the Members and delivered to the Buyer;

         (e) Each of the consents identified in Schedule 5.3(e), as such schedule may be updated from time to time as provided therein, shall have been obtained and shall be in full force and effect;

         (f) The employment agreements identified in Schedule 5.3(f) hereto shall remain in full force and effect;

         (g) The Service Agreement between the Seller and Blitz Research, Inc., dated July 1, 2004, shall remain in full force and effect;

         (h) The obligations identified in Schedule 5.3(h) hereto shall have been terminated and cancelled;

         (i) The Seller and each of the Members shall have delivered to the Buyer documents evidencing the release or termination of all Liens on the Acquired Assets, and copies of filed UCC termination statements with respect to all UCC financing statements evidencing Liens; and

         (j) A Business License in respect of the Business valid through at least December 31, 2004 shall have been issued to the Buyer by the Village of Schaumburg, Illinois.


                                  ARTICLE VI

                       TERMINATION, AMENDMENT AND WAIVER

         Section 6.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

         (a) by mutual written consent of the Seller and the Buyer;

         (b) by the Seller or the Buyer at any time after September 30, 2004 if the Closing shall not have occurred by such date; provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to (i) the Seller, if the Seller or any of the Members has breached any of their representations, warranties or covenants hereunder in any material respect and such breach has been the cause of or resulted in the failure of the Closing to occur on or before such date or (ii) the Buyer, if the Buyer or the Parent has breached any of its representations, warranties or covenants hereunder in any material respect and such breach has been the cause of or resulted in the failure of the Closing to occur on or before such date;

         (c) by the Seller, on the one hand, or the Buyer, on the other hand, if the other shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a closing condition set forth in Section 5.2 or 5.3, as applicable, and (ii) cannot be or has not been cured within ten Business Days after the giving of written notice to the Seller by the Buyer or to the Buyer by the Seller, as the case may be, of the intent to terminate this Agreement pursuant to this Section 6.1(c);

         (d) by the Seller or the Buyer, if any court of competent jurisdiction or other competent Governmental Entity shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable; or

         (e) by the Seller or the Buyer, if the aggregate amount of all Estimated Damages set forth in all Pre-Closing Notices delivered by either party to the other pursuant to Section 4.3(d) hereof is greater than $200,000. For the avoidance of doubt, nothing in this Section 6.1(e) shall affect any party's entitlement to indemnification under Article VII following the Closing.

         Section 6.2 Procedure for and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the parties hereto pursuant to Section 6.1 hereof, written notice thereof shall be given by a party so terminating to the other party and this Agreement shall forthwith terminate and shall become null and void and of no further effect, and the transactions contemplated hereby shall be abandoned without further action by the Seller or the Buyer. If this Agreement is terminated pursuant to Section 6.1 hereof:

         (a) each party shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by any party hereto with respect to the other party shall be treated in accordance with the Confidentiality Agreement and Section 4.2(b) hereof;

         (b) all filings, applications and other submissions made pursuant hereto shall, to the extent practicable, be withdrawn from the relevant Governmental Entity or other Person; and

         (c) there shall be no liability or obligation hereunder on the part of the Seller or the Buyer or any of their respective directors, officers, employees, Affiliates, controlling persons, agents or representatives, except that with respect to a termination pursuant to Section 6.1, the Seller or the Buyer, as the case may be, may have liability to the other party if the basis of termination is a willful, material breach by the Seller or the Buyer, as the case may be, of one or more of the provisions of this Agreement, and except that the obligations provided for in Sections 4.2(b), 4.4, 6.2 and Article VIII (other than Section 8.12) hereof shall survive any such termination.

         Section 6.3 Amendment and Modification. Except as set forth in this
Section 6.3, this Agreement may not be amended, modified or supplemented in any respect, except by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement. Notwithstanding the preceding sentence, the Buyer may assign any or all of its rights, interests and obligations hereunder as provided in Section 8.7.

         Section 6.4 Extension; Waiver. At any time prior to the Closing, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in writing in an instrument signed by or on behalf of such party. The waiver by any party hereto of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                                  ARTICLE VII

                          SURVIVAL AND INDEMNIFICATION

         Section 7.1 Survival Periods. All representations and warranties made by any party in or pursuant to this Agreement or in any document delivered pursuant hereto shall survive for 21 months after the Closing; provided, however, that (i) the representations and warranties set forth in Sections 2.9, 2.11, 2.17 and 2.20 shall survive the Closing until 180 days after the expiration of the statute of limitations relating thereto and (ii) the representations and warranties set forth in Sections 2.2, 2.15(a) and 3.2 shall survive the Closing for an indefinite period of time. Notwithstanding the foregoing, if a claim notice is timely sent pursuant to Section 7.2 or 7.3, the representation or warranty with respect to which such claim notice is sent, and the related indemnification obligations set forth in Article VII with respect to the claim notice, shall survive until the resolution of the claim for Damages to which such claim notice relates, or such longer period as provided in the preceding sentence. All covenants made by any party pursuant to this Agreement shall survive the Closing pursuant to their terms. Except as provided above, the parties intend to shorten the statute of limitations and, except in the case of fraud, agree that no claims or causes of action may be brought against the Seller, the Members or the Buyer based upon, directly or indirectly, any of the representations or warranties contained in Articles II and III hereof after the applicable survival period or, except as provided in
Section 6.2(c) hereof, any termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the Parties to the extent such covenant or agreement contemplates performance after the Closing. The right to indemnification, payment of Damages or other remedy based on the representations, warranties, covenants and obligations set forth in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations.

         Section 7.2 Agreement of the Seller and the Members to Indemnify. Subject to the terms and conditions set forth herein, from and after the Closing, the Seller and each of the Members, severally and not jointly and, in the case of each Member, to the extent of such Member's Pro Rata Share, shall indemnify and hold harmless the Buyer and its directors, officers, employees and Affiliates (each, a "Buyer Party" and, collectively, the "Buyer Parties") from and against all Damages incurred by any Buyer Party (collectively, the "Buyer Damages") as a result of or arising out of (i) a breach of any representation or warranty of the Seller or the Members contained in this Agreement; (ii) a breach of any covenant or agreement on the part of the Seller or the Members under this Agreement or the Ancillary Agreements; or (iii) the Retained Liabilities and the Retained Assets.

         (b) The obligation of the Seller and each of the Members to indemnify the Buyer Parties pursuant to Section 7.2(a)(i) hereof is subject to the following limitations:

              (i) Except for breaches of those representations and warranties set forth in Sections 2.2, 2.9, 2.11, 2.15(a), 2.17 and 2.20 and in the absence of fraud or willful misconduct on the part of the Seller or the Members, no indemnification pursuant to Section 7.2(a)(i) shall be made by the Seller or any of the Members unless the aggregate amount of Buyer Damages incurred exceeds $100,000 (the "Indemnity Basket") at which time the Seller and the Members shall be liable only for the Buyer Damages in excess of the Indemnity Basket;

              (ii) Except for breaches of those representations and warranties set forth in Sections 2.2, 2.9, 2.11, 2.15(a), 2.17 and 2.20 and in the absence of fraud or willful misconduct on the part of the Seller or the Members, in no event shall the aggregate obligation of the Seller and the Members to indemnify the Buyer Parties under Section 7.2(a)(i) exceed $20 million;

              (iii) Except in the case of fraud or willful misconduct, the Seller and the Members shall be obligated to indemnify the Buyer Parties pursuant to Section 7.2(a)(i) only for those claims giving rise to Buyer Damages as to which the Buyer Parties have given the Seller and the Members written notice thereof prior to the end of the applicable survival period (as provided for in Section 7.1). Any written notice delivered by a Buyer Party to the Seller or any of the Members with respect to Buyer Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Buyer Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof;

              (iv) In the event that the Seller and the Members are obligated to indemnify the Buyer Parties pursuant to Section 7.2(a)(i), then solely for the purposes of calculating the amount of Buyer Damages, all "Material Adverse Effect" qualifications and other "materiality" qualifications contained in any such representation and warranty shall be disregarded;

         (c) In calculating the amount of any Buyer Damages for which the Seller and the Members are liable for payment under Section 7.2, such Buyer Damages shall be reduced by the amount of (i) any insurance recoveries which the Buyer Party seeking indemnification actually receives as a direct consequence of the circumstances to which the Buyer Damages related or from which the Buyer Damages resulted or arose and (ii) any federal, state and/or local or non-U.S. income tax benefits actually received by the Buyer Parties as a result of the state of facts which entitled the Buyer Parties to recover from the Seller pursuant to Section 7.2, net of any federal, state and/or local or non-U.S. income tax detriments resulting from such payment. For these purposes, the Buyer Parties shall be considered to have realized a tax benefit only when, after utilizing all deductions, losses and credits otherwise available to them, there was a decrease in the cumulative Taxes payable by them as a result of the payment of such Buyer Damages, and the Buyer Parties shall be considered to have suffered a tax detriment whenever, as a result of the payment of such Buyer Damages, there is an increase in the cumulative Taxes payable by the Buyer Parties, irrespective of whether such increase occurs in the taxable year in which such payment is made. Payment by the Seller and the Members for any such tax detriment, or to the Seller and the Members for any such tax benefit, as the case may be, shall be made within seven days from the date of filing of the Tax Return on which the related tax detriment or tax benefit is reflected.

         Section 7.3 Agreement of the Buyer and the Parent to Indemnify. Subject to the terms and conditions set forth herein, from and after the Closing, the Buyer and the Parent, jointly and severally, shall indemnify and hold harmless the Seller, each of the Members and their respective directors, managers, officers, employees and Affiliates (each, a "Seller Party" and, collectively, the "Seller Parties") from and against all Damages incurred by any Seller Party (collectively, "Seller Damages") as a result of or arising out of (i) a breach of any representation or warranty of the Buyer or the Parent contained in this Agreement; (ii) a breach of any covenant or agreement on the part of the Buyer or the Parent under this Agreement or the Ancillary Agreements; or (iii) the Assumed Liabilities.

         Section 7.4 Third-Party Indemnification. The obligations of the Seller and each of the Members to indemnify the Buyer Parties under Section 7.2 hereof with respect to Buyer Damages and the obligations of the Buyer to indemnify the Seller Parties under Section 7.3 with respect to Seller Damages, in either case resulting from the assertion of liability by third parties (each, as the case may be, a "Claim"), will be subject to the following terms and conditions:

         (a) Any party against whom any Claim is asserted will give the indemnifying party written notice of any such Claim promptly after learning of such Claim, and the indemnifying party may at its option undertake the defense thereof by representatives of its own choosing and reasonably acceptable to the indemnified party. Failure to give prompt notice of a Claim hereunder shall not affect the indemnifying party's obligations under this Article VII, except to the extent the indemnifying party is precluded from defending the relevant Claim by such failure to give prompt notice. If the indemnifying party, within 30 days after notice of any such Claim, or such shorter period as is reasonably required, fails to assume the defense of such Claim, the Buyer Party or the Seller Party, as the case may be, against whom such Claim has been made will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement (subject to the terms of Section 7.4(c)) of such Claim on behalf of and for the account and risk, and at the expense, of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

         (b) So long as the indemnifying party has assumed the defense of any Claim in the manner set forth above, the indemnifying party shall have the exclusive right to contest, defend and litigate such Claim and, except as expressly provided in Section 7.4(c), shall have the exclusive right, in its sole discretion, to settle any such claim, either before or after the initiation of litigation at such time and on such terms as the indemnifying party deems appropriate. If the indemnifying party elects not to assume the defense of any such Claim (which shall be without prejudice to its right at any time to assume subsequently such defense), the indemnifying party will nonetheless be entitled, at its own expense, to participate in such defense. The indemnified party shall have the right to participate, with separate counsel (which counsel shall act in an advisory capacity only), in any such contest, defense, litigation or settlement conducted by the indemnifying party. After written notice from the indemnifying party to such indemnified party of the indemnifying party's election to assume the defense of such Claim, the indemnifying party will not be liable to such indemnified party for any expenses of the indemnified party's counsel that are incurred in connection with the defense thereof; provided, however, that the expense of such indemnified party's counsel shall be paid by the indemnifying party if (i) the indemnifying party requested such separate counsel to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a significant conflict of interest exists between the indemnifying party, on the one hand, and the indemnified party, on the other hand, that would make such separate representation advisable.

         (c) Without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed), the indemnifying party shall not admit any liability with respect to, or settle, compromise or discharge, any Claim or consent to the entry of any judgment with respect thereto, except in the case of any settlement that includes as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such Claim and all Claims arising therefrom or relating thereto. In addition, whether or not the indemnifying party shall have assumed the defense of the Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, any Claim or consent to the entry of any judgment with respect thereto, without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed), and the indemnifying party will not be subject to any liability for any such admission, settlement, compromise, discharge or consent to judgment made by an indemnified party without such prior written consent of the indemnifying party.

         (d) The indemnifying party and the indemnified party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article VII, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

         Section 7.5 Setoff. The Buyer shall have the right to withhold and deduct any sum that may be owed to any Buyer Party under Article VII from any amount otherwise payable by any Buyer Party to the Seller or the Members, including any amounts due to the Seller pursuant to Article VII, any Earnout Payment, or subject to the provisions of Section 1.7, any amounts due to the Seller pursuant to the Escrow Agreement. The Seller and the Members shall have the right to withhold and deduct any sum that may be owed to any Seller Party under Article VII from any amount otherwise payable by any Seller Party to the Buyer. The withholding and deduction of any sum referred to in this Section 7.5 shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted.

         Section 7.6 No Duplication; Sole Remedy. (a) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

         (b) The Buyer Parties', on the one hand, and the Seller Parties', on the other hand, respective rights to indemnification as provided for in Sections 7.2 and 7.3, as applicable, shall be the exclusive remedy for any Buyer Damages or Seller Damages, respectively, for which indemnification is provided hereunder, including any Buyer Damages that would be payable hereunder but for any of the limitations set forth in this Article VII, including, without limitation, in Sections 7.1(b)(i) and (ii); provided, however, that nothing contained herein shall prevent an indemnified party from pursuing remedies as may be available to such party under applicable Law in the event of
(i) fraud, (ii) Claims in which equitable relief would be suitable to address the injury or possible injury, or (iii) an indemnifying party's failure to comply with its indemnification obligations hereunder.

                                 ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

         Section 8.1 Entire Agreement. This Agreement (including the Seller Disclosure Schedule), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between the parties both oral and written regarding such subject matter.

         Section 8.2 Severability. Any provision of this Agreement that is held by a court of competent jurisdiction to violate applicable Law shall be limited or nullified only to the extent necessary to bring this Agreement within the requirements of such Law.

         Section 8.3 Notices. Any notice required or permitted by this Agreement must be in writing and must be sent by facsimile, by nationally recognized commercial overnight courier, or mailed by United States registered or certified mail, addressed to the other party at the address below or to such other address for notice (or facsimile number, in the case of a notice by facsimile) as a party gives the other party written notice of in accordance with this Section 8.3. Any such notice will be effective as of the date of receipt:

         (a) if to the Seller or any of the Members, to

                           Pharmakon, L.L.C.
                           475 Martingale Road, Suite 200
                           Schaumberg, Illinois  60173
                           Facsimile:  (847) 995-0506
                           Attention:  Steven M. Agnoff

                           with a copy to:

                           Schuyler, Roche & Zwirner, P.C.
                           One Prudential Plaza, Suite 3800
                           130 East Randolph Street
                           Chicago, IL 60601
                           Facsimile:  (312) 565-8300
                           Attention:  John E. Lowe, Esq.


         (b) if to the Buyer or the Parent, to

                           PDI, INC.
                           1 Route 17 South
                           Saddle River, NJ  07458
                           Facsimile:  (201) 574-8300
                           Attention:  General Counsel

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036
                           Facsimile:  (212) 735-2000
                           Attention:  David J. Friedman, Esq.

         Section 8.4 Governing Law; Jurisdiction. This Agreement shall be governed by, enforced under and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule thereof. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the County of New Castle, for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts) and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 8.3 (or to such other address for notice that such party has given the other party written notice of in accordance with Section 8.3) shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or of the United States of America, in each case located in the County of New Castle, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

         Section 8.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

         Section 8.6 Counterparts. This Agreement may be signed in counterparts and all signed copies of this Agreement will together constitute one original of this Agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto.

         Section 8.7 Assignment. Except as set forth in this Section 8.7, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party without the prior written consent of the other parties hereto, except that the Buyer may assign any or all of its rights, benefits, interests and obligations under this Agreement or any Ancillary Agreement (i) to one or more of its Affiliates, provided that no such assignment shall relieve the Buyer of its obligations hereunder and (ii) after the Closing Date, to any Person that acquires, directly or indirectly, all or any part of the Business, provided that no such assignment shall relieve the Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         Section 8.8 Fees and Expenses. Whether or not this Agreement and the transactions contemplated hereby are consummated, and except as otherwise expressly set forth herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. The Seller, on the one hand, and the Buyer, on the other hand, shall indemnify and hold harmless the other party from and against any and all claims or liabilities for financial advisory and finders' fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this Agreement by any Person claiming to have been engaged by such party.

         Section 8.9 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to "Section" shall refer to corresponding provisions of this Agreement or the Seller Disclosure Schedule, as the case may be, whenever the words "include," "includes" or including" are used in this Agreement, they are deemed to be followed by the words "without limitation." The phrase "to the knowledge of the Seller" or any similar phrase shall mean such facts and other information that as of the date hereof are actually known to any officer, director or management-level employee of the Seller, as the case may be, in each case after reasonable investigation into the matter in question. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

         Section 8.10 No Third-Party Beneficiaries. This Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto; provided, however, that this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

         Section 8.11 Sellers' Representative. The Seller and each of the Members hereby authorize, direct and appoint Steven M. Agnoff and, in his absence, incapacity or death, Stuart Cass (the "Sellers' Representative"), and each of Steven M. Agnoff and Stuart Cass hereby accept such appointment, to act as the sole and exclusive agent, attorney-in-fact and representative of the Seller and each of the Members, with full power of substitution with respect to all matters under this Agreement and the Ancillary Agreements, including determining, giving and receiving notices and process hereunder and thereunder, entering into any amendment or modification hereof and thereof, authorizing or contesting the release of funds under the Escrow Agreement, contesting and settling any determination of any Post-Closing Purchase Price Adjustment pursuant to Section 1.5 hereof, contesting and settling any and all determinations of Earnout Payments pursuant to Section 1.6 hereof, contesting and settling any and all claims for indemnification pursuant to Article VII hereof or resolving any other disputes hereunder and thereunder. Any actions taken, exercises of rights, power or authority and any decision or determination made by the Sellers' Representative consistent therewith, shall be absolutely and irrevocably binding on the Seller and each Member as if the Seller and such Member personally had taken such action, exercised such rights, power or authority or made such decision or determination in the Seller's or such Member's individual capacity. Notwithstanding anything to the contrary contained in this Agreement, any action required to be taken by the Seller and the Members hereunder or any action which the Seller and the Members, at their election, have the right to take hereunder, shall be taken only by the Sellers' Representative and neither the Seller nor any Member acting on its own shall be entitled to take any such action. All deliveries and payments to be made by the Buyer to the Seller or any Member hereunder shall be made exclusively to the Sellers' Representative on behalf of the Seller and/or the Members, as applicable, and any delivery or payment so made to the Sellers' Representative shall constitute full performance of the obligations hereunder of the Buyer to the Seller and the Members. The Buyer shall not be liable for allocation of particular deliveries and payments among the Seller and the Members.

         (b) Notwithstanding any notice received by the Buyer to the contrary (except any notice of the appointment of a successor Sellers' Representative approved by the Buyer) and absent bad faith or willful misconduct, the Buyer
(i) shall be fully protected in relying upon and shall be entitled to rely upon, shall have no liability to the Seller or the Members with respect to, actions, decisions and determinations of the Sellers' Representative and (ii) shall be entitled to assume that all actions, decisions and determinations of the Sellers' Representative are fully authorized by the Seller and all of the Members.

         (c) The Sellers' Representative shall not be liable to the Seller or any of the Members or any of their respective affiliates for any decisions made or actions taken by the Sellers' Representative. Each of the Seller and the Members agrees, jointly and severally, to indemnify the Sellers' Representative from and against any Damages that the Sellers' Representative may incur as a result of his acting as the Sellers' Representative hereunder or in connection with the performance of any of his duties hereunder to the fullest extent permitted by applicable Law, except to the extent that such Damages are caused by actions taken by, or omitted to be taken by, the Sellers' Representative in bad faith.

         Section 8.12 Bulk Transfer Laws. The Buyer acknowledges that the Seller will not comply with the provisions of the bulk transfer Laws of any jurisdiction in connection with the transactions contemplated by this Agreement. The Seller hereby covenants and agrees to indemnify and hold harmless from and against any and all claims of the Seller's creditors or others asserted against the Buyer or any of its Affiliates resulting from such non-compliance.

         Section 8.13 Guarantee by the Parent. The Parent hereby unconditionally and irrevocably guarantees all of the obligations of the Buyer pursuant to this Agreement and the Ancillary Agreements.

         Section 8.14 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and Damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money Damages as a remedy and without the necessity of posting any bond or other security, in addition to any other remedy at Law or equity.

                                  ARTICLE IX

                             DEFINITIONS AND USAGE

         Section 9.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "Action" means any action, claim, dispute, proceeding, arbitration, suit or investigation (whether civil, criminal, administrative, judicial or investigative), or any appeal therefrom.

         "Affiliate" means any Person, a spouse of such Person, any child or parent sharing the same household with such Person, any director or officer of such Person, and any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, the term "control" or any form thereof includes, with respect to any Person, the possession directly or indirectly, of the power to direct or cause the direction of the management policies of such Person through the ownership of voting securities, by contract or otherwise.

         "Business Day" means any day other than a Saturday, a Sunday, a legal holiday in the State of New York or a day on which commercial banks in the State of New York are permitted or authorized to close.

         "Buyer Material Adverse Effect" shall mean any change, circumstance, event or effect which, individually or when considered in conjunction with other changes, circumstances or effects, has had or would reasonably be likely to have a material adverse effect on (a) the business, financial condition or results of operations of the Parent or (b) the ability of the Buyer or the Parent to consummate the transactions contemplated hereby or by the Ancillary Agreements or to perform its obligations hereunder or thereunder.

         "Copyrights" shall mean all copyrights, including, without limitation, any moral rights and rights of attribution and integrity, the content contained on any World Wide Web site, registrations and applications for any of the foregoing, and the right to sue for past infringement thereof.

         "Cut-Off Date" shall mean three Business Days prior to the Closing
Date.

         "Damages" means any claim, loss, deficiency (financial or otherwise), liability, cost or expense (including, without limitation, reasonable attorneys' fees, costs and expenses) or damage of any kind or nature whatsoever.

         "Environmental Laws" means all currently existing Laws relating to pollution or protection of the environment or human health and safety, including, without limitation, Laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials and all Laws with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

         "Financial Statements" shall mean (a) the consolidated balance sheets of the Seller as at December 31 in each of the years 2001 through 2003 together with consolidated statements of income, members' equity and cash flows for each of the years then ended, including the notes thereto, as certified, with respect to the fiscal year ended December 31, 2003, by Mayer Hoffman McCann P.C., independent certified public accountants, whose reports thereon are included therein, and, with respect to the fiscal years ended December 31, 2001 and 2002, by Philip Rootberg & Company, LLP, independent certified public accountants, whose reports thereon are included therein and (b) an unaudited consolidated balance sheet of the Seller as at June 30, 2004 and unaudited consolidated statements of income, members' equity and cash flows for the quarterly period then ended, including the notes thereto.

         "Hazardous Materials" means all substances defined as "Hazardous Substances," "Oils," "Pollutants" or "Contaminants" in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5, toxic mold, or defined as such by, or regulated as such under, any Environmental Law.

         "Intellectual Property" means all Copyrights, Patents, Software, Trademarks, Trade Secrets, and rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of real persons.

         "License Agreements" means all agreements (including, without limitation, any outstanding decrees, orders, judgments, settlement agreements or stipulations) to which the Seller is a party or otherwise bound (whether oral or written, and whether between the Seller and an independent Person or inter-corporate) which contain provisions granting to or obtaining from the Seller rights in any Intellectual Property used in or necessary for the conduct by the Seller of the Business as currently conducted and contemplated to be conducted.

         "Liens" shall mean all liens, pledges, charges, claims, security interests or other encumbrances except for statutory liens relating to (i) Taxes not yet due and payable and (ii) compliance with bulk transfer Laws.

         "Material Adverse Effect" shall mean any change, circumstance, event or effect which, individually or when considered in conjunction with other changes, circumstances or effects, has had or would reasonably be likely to have a material adverse effect on (a) the business, financial condition or results of operations of the Seller or (b) the ability of the Seller to consummate the transactions contemplated hereby or by the Ancillary Agreements or to perform its obligations hereunder or thereunder.

         "Net Working Capital" shall mean current assets included in the Acquired Assets less current liabilities included in the Assumed Liabilities.

         "Non-Competition Period" shall mean the period commencing on the Closing Date and continuing until the earlier of (a) December 31, 2008 and (b) the date that is two years after date on which the Buyer's obligation to make a final Earnout Payment or to make no additional Earnout Payments is determined.

         "Patents" means all patents and industrial designs, including, without limitation, any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing, and the right to sue for past infringement thereof.

         "Person" shall mean any individual, partnership, corporation, limited liability company, association, business trust, joint venture, governmental entity, business entity or other entity of any kind or nature, including any business unit of such Person.

         "Pro Rata Share" shall mean, with respect to each Member, a percentage equal to such Member's percentage ownership of the issued and outstanding equity interests of the Seller set forth in the preamble to this Agreement.

         "Release Date" shall mean each of the First Release Date, the Second Release Date and the Final Release Date.

         "Restricted Business" shall mean the business of providing peer-to-peer interactive continuing medical education and marketing programs involving medical professionals to the pharmaceutical and biotechnology industries anywhere in the United States.

         "Seller Disclosure Schedule" shall mean the disclosure schedule being delivered by the Seller to the Buyer concurrently herewith.

         "Seller Owned IP" shall mean the Seller Intellectual Property owned by the Seller.

         "Software" means all (a) computer programs, including, without limitation, any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (b) databases and compilations, including, without limitation, any and all data and collections of data, and (c) all documentation, including, without limitation, user manuals and training materials, relating to any of the foregoing.

         "Subsidiary" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

         "Tax" or "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or non-U.S. Governmental Entity, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

         "Taxing Authority" means any government or political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

         "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with the Internal Revenue Service or any U.S., state or any other governmental entity or tax authority or agency, whether domestic or foreign, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereto.

         "Trade Secrets" means any and all forms and types of technology, trade secrets and other confidential information, data, know-how, inventions, proprietary processes, formulae, algorithms, source code, models, methodologies, and any documentation related to the foregoing.

         "Trademarks" means all trademarks, service marks, trade names, corporate names, Internet domain names, designs, logos, emblems, signs or insignia, slogans, and other similar designations of source or origin general intangibles of like nature, together with all goodwill symbolized by any of the foregoing, registrations and applications for any of the foregoing, and the right to sue for past infringement thereof.

         Section 9.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Section of this Agreement set forth below:

AAA..........................................................Section 1.5(b)
Accountant...................................................Section 1.5(b)
Acquired Assets..............................................Section 1.1(a)
Adjustment Certificate.......................................Section 1.5(a)
Adjustment Report............................................Section 1.5(c)
Agreement..........................................................Preamble
Allocation Schedule..........................................Section 4.5(b)
Alternative Transaction........................................Section 4.12
Ancillary Agreements........................................Section 1.10(a)
Assumed Liabilities.............................................Section 1.2
Baseline Amount..............................................Section 1.6(a)
Bills of Sale................................................Section 1.9(a)
Books and Records............................................Section 1.1(a)
Budget.......................................................Section 1.6(e)
Business...........................................................Recitals
Buyer..............................................................Preamble
Buyer Benefit Plan...........................................Section 4.6(b)
Buyer Damages................................................Section 7.2(a)
Buyer Parties................................................Section 7.2(a)
Buyer Party..................................................Section 7.2(a)
Claim...........................................................Section 7.4
Closing.........................................................Section 1.8
Closing Date....................................................Section 1.8
Closing Net Working Capital Amount...........................Section 1.5(a)
Closing Working Capital Statement............................Section 1.5(a)
Confidentiality Agreement....................................Section 4.2(b)
Contracts....................................................Section 1.1(a)
Dispute Notice...............................................Section 1.5(a)
Domain Name Assignment.......................................Section 1.9(e)
Earnout Amount...............................................Section 1.6(a)
Earnout Payment..............................................Section 1.6(a)
Earnout Payment Objection Period.............................Section 1.6(c)
Employee Plans...............................................Section 2.9(a)
Employment Agreements........................................Section 2.9(a)
ERISA........................................................Section 2.9(a)
ERISA Affiliate..............................................Section 2.9(a)
Escrow Account...............................................Section 1.7(a)
Escrow Agent.................................................Section 1.7(a)
Escrow Agreement.............................................Section 1.7(a)
Escrow Amount................................................Section 1.7(a)
Estimated Closing Working Capital Statement..................Section 1.4(a)
Estimated Damages............................................Section 4.3(d)
Estimated Net Working Capital Amount.........................Section 1.4(a)
Excess Amount................................................Section 1.7(d)
Final Gross Profit Statement.................................Section 1.6(c)
Final Release Date...........................................Section 1.7(d)
First Release Date...........................................Section 1.7(b)
Governmental Entity.............................................Section 2.3
Gross Profit.................................................Section 1.6(b)
Gross Profit Statement.......................................Section 1.6(b)
Health Plan Policies.........................................Section 4.3(e)
Indemnity Basket.............................................Section 7.2(b)
Initial Purchase Price.......................................Section 1.4(b)
Instrument of Assumption....................................Section 1.10(a)
Law.............................................................Section 2.3
Laws............................................................Section 2.3
Lease..........................................................Section 2.13
Leased Real Property...........................................Section 2.13
Material Prior Profit Discrepancy............................Section 1.6(c)
Measuring Period.............................................Section 1.6(a)
Member.............................................................Preamble
Members............................................................Preamble
Parent.............................................................Preamble
Payor........................................................Section 4.5(a)
Permits.........................................................Section 2.8
Post-Closing Purchase Price Adjustment.......................Section 1.5(d)
Pre-Closing Notice...........................................Section 4.3(d)
Purchase Price...............................................Section 1.4(b)
Retained Assets..............................................Section 1.1(b)
Retained Liabilities............................................Section 1.3
Review Period................................................Section 1.5(a)
Sale.........................................................Section 1.6(f)
Second Release Date..........................................Section 1.7(c)
Seller.............................................................Preamble
Seller Benefit Plan..........................................Section 4.6(b)
Seller Damages..................................................Section 7.3
Seller Intellectual Property................................Section 2.14(a)
Seller Parties..................................................Section 7.3
Seller Party....................................................Section 7.3
Sellers' Representative.....................................Section 8.11(a)
Target Amount................................................Section 1.6(a)
Target Net Working Capital Amount............................Section 1.4(b)
Total Cost of Sales..........................................Section 1.6(b)
Transfer Taxes...............................................Section 4.5(a)
Transferred Employees........................................Section 4.6(a)
Transition and Services Agreement............................Section 4.3(e)

         IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.


                                         PHARMAKON, L.L.C.


                                         By: /s/ Steven M. Agnoff
                                             ---------------------------------
                                            Name:  Steven M. Agnoff
                                            Title: President


                                         STUART CASS


                                         By: /s/ Stuart Cass
                                             ---------------------------------
                                            Name:  Stuart Cass
                                            Title:


                                         STEVEN M. AGNOFF


                                         By: /s/ Steven M. Agnoff
                                             ---------------------------------
                                            Name:  Steven M. Agnoff
                                            Title:


                                         ROBERT S. CLEMENTS


                                         By: /s/ Robert S. Clements
                                             ---------------------------------
                                            Name:  Robert S. Clements
                                            Title:


                                         JAMES BERARDI


                                         By: /s/ James Berardi
                                             ---------------------------------
                                            Name:  James Berardi
                                            Title:


                                         INSERVE SUPPORT SOLUTIONS


                                          By: /s/ Charles T. Saldarini
                                              --------------------------------
                                             Name:  Charles T. Saldarini
                                             Title: Director and Chief Executive
                                                    Officer

                                          PDI, INC.


                                          By: /s/ Charles T. Saldarini
                                              --------------------------------
                                             Name:  Charles T. Saldarini
                                             Title: Vice Chairman of the Board
                                                    of Directors and Chief
                                                    Executive Officer

                                    EXHIBITS

Form of Escrow Agreement.............................................Exhibit A
Form of Bill of Sale and Assignment..................................Exhibit B
Form of Domain Name Assignment.......................................Exhibit C
Form of Instrument of Assumption.....................................Exhibit D

                     EXHIBIT A -- FORM OF ESCROW AGREEMENT

                                ESCROW AGREEMENT

         ESCROW AGREEMENT, dated as of [ ], 2004, (the "Agreement") by and among InServe Support Solutions, a California corporation (the "Buyer"), Pharmakon, L.L.C., an Illinois limited liability company also doing business as Group Dynamics, L.L.C., ShareCom, L.L.C., VistaCom, L.L.C. and C.Beck, L.L.C. ("Seller"), Stuart Cass, who owns 42.70% of the issued and outstanding equity interests of the Seller, Steven M. Agnoff, who owns 32.59% of the issued and outstanding equity interests of the Seller, Robert S. Clements, who owns 17.97% of the issued and outstanding equity interests of the Seller and James Berardi, who owns 6.74% of the issued and outstanding equity interests of the Seller (each, a "Member" and, collectively, the "Members"), and [ ], a [ ] banking corporation (as escrow agent hereunder, the "Escrow Agent").

                             W I T N E S S E T H :

         WHEREAS, the Buyer, the Seller and the Members are parties to an Asset Purchase Agreement, dated as of August 26, 2004 (the "Asset Purchase Agreement"), pursuant to which the Buyer shall purchase and assume from the Seller, and the Seller shall sell, assign, transfer, convey and deliver to the Buyer, certain assets and properties relating to the Business;

         WHEREAS, pursuant to the Asset Purchase Agreement, $1,500,000 otherwise payable as part of the Initial Purchase Price (the "Escrow Amount") will be held in escrow to secure the Buyer's rights to indemnification set forth in Section 7.2 of the Asset Purchase Agreement and any adjustments to the Purchase Price contemplated by Section 1.5 of the Asset Purchase Agreement;

         WHEREAS, the Buyer has agreed to deposit, or to cause to be deposited, the Escrow Amount in cash into an escrow account with the Escrow Agent on the date hereof, which funds shall be held in escrow and distributed in accordance with the terms of this Agreement and the Asset Purchase Agreement;

         WHEREAS, pursuant to Section 8.11 of the Asset Purchase Agreement, the Sellers' Representative was appointed as agent and attorney-in-fact for the Seller and each of the Members, among other things, to act with full power of substitution with respect to all matters under the Asset Purchase Agreement and the Ancillary Agreements, including determining, giving and receiving notices and process thereunder, entering into any amendment or modification thereof, authorizing or contesting the release of funds under this Agreement, contesting and settling any determination of any Post-Closing Purchase Price Adjustment pursuant to Section 1.5 of the Asset Purchase Agreement, contesting and settling any and all claims for indemnification pursuant to Article VII of the Asset Purchase Agreement and resolving any other disputes under the Asset Purchase Agreement and the Ancillary Agreements;

         WHEREAS, the Escrow Agent is willing to act as escrow agent in respect of the Escrow Account (as hereinafter defined) upon the terms and conditions hereinafter set forth; and

         WHEREAS, capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement, a copy of which is attached as Annex A hereto.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound, hereby agree as follows:

     (1) Appointment of the Escrow Agent. The Buyer, the Seller and the Members hereby appoint [ ] as escrow agent in accordance with the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment.

     (2) Deposit of the Escrow Amount. Simultaneously with the execution and delivery of this Agreement, the Buyer shall deposit in an account with the Escrow Agent the Escrow Amount in immediately available funds (the "Escrowed Proceeds"), the receipt of which will be acknowledged by the Escrow Agent substantially in the form of Annex B attached hereto, and which Escrowed Proceeds shall be held by the Escrow Agent upon the terms and conditions hereinafter set forth.

     (3) Investment of the Escrow Account.

         First: During the term of this Agreement, the Escrow Agent shall invest and reinvest the Escrowed Proceeds and any interest or income earned thereon (the "Escrow Account"), in any of the investments listed on Schedule A hereto, at the written direction of the Sellers' Representative. Notwithstanding the foregoing, the Escrow Agent shall have the power to sell or liquidate the investments comprising the Escrow Account to the extent that the Escrow Agent shall be required to do so to release all or any portion of the Escrow Account pursuant to Section 4 or Section 5 hereof.

         Second: (i) The Escrow Agent shall have no obligation to invest or reinvest any of the Escrow Account in the absence of timely and specific written investment instructions from the Sellers' Representative. In no event shall the Escrow Agent be liable for the selection of investments. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment made as provided above, any liquidation of any such investment as provided herein prior to its maturity, or the failure of the Sellers' Representative to give the Escrow Agent timely written instruction to invest or reinvest the Escrow Account.

                  (ii) Any interest or other income received on such investment and reinvestment of the Escrow Account shall become part of the Escrow Account and any losses incurred on such investment and reinvestment of the Escrow Account shall be debited against the Escrow Account. If a selection is not made and a written direction is not given to the Escrow Agent with respect to the Escrow Account, the Escrow Account shall remain uninvested with no liability for interest therein. In no event shall the Escrow Agent be deemed an investment manager or adviser in respect of any selection of investments hereunder.

     (4) Releases of the Escrow Account. Except as otherwise provided in
         Section 5 hereof, the Escrow Agent shall hold and release funds from the Escrow Account to the Seller, free of the escrow created hereby, as follows:

         First: On the date that is three months after the Closing Date (the "First Release Date"), the Escrow Agent shall automatically, without further direction, release from the Escrow Account and deliver to the Seller an amount equal to the excess, if any, of (i) the then current balance of the Escrow Account, over (ii) $1,000,000 plus (x) the aggregate amount of all indemnification claims brought by the Buyer and set forth in one or more Buyer Certificates that have been resolved in accordance with Section 5 and are due to the Buyer pursuant to Article VII of the Asset Purchase Agreement but that have not been paid to the Buyer (either pursuant to this Section 4 or otherwise) as of such date, and (y) the aggregate amount of all unresolved indemnification claims brought by the Buyer in accordance with Article VII of the Asset Purchase Agreement and set forth in one or more Buyer Certificates which remain unresolved pursuant to Section 5 as of such date.

         Second: On the date that is 9 months after the Closing Date (the "Second Release Date"), the Escrow Agent shall automatically, without further direction, release from the Escrow Account and deliver to the Seller an amount equal to the excess, if any, of (i) the then current balance of the Escrow Account, over (ii) $500,000 plus (x) the aggregate amount of all indemnification claims brought by the Buyer and set forth in one or more Buyer Certificates that have been resolved in accordance with Section 5 and are due to the Buyer pursuant to Article VII of the Asset Purchase Agreement but that have not been paid to the Buyer (either pursuant to this Section 4 or otherwise) as of such date, and (y) the aggregate amount of all unresolved indemnification claims brought by the Buyer in accordance with Article VII of the Asset Purchase Agreement and set forth in one or more Buyer Certificates which remain unresolved pursuant to Section 5 as of such date.

         Third: On the date that is 21 months after the Closing Date (the "Final Release Date"), the Escrow Agent shall automatically, without further direction, release from the Escrow Account and deliver to the Seller an amount equal to the positive difference, if any, between (i) the then current balance of the Escrow Account, and (ii) the total of (x) the aggregate amount of all indemnification claims brought by the Buyer and set forth in one or more Buyer Certificates that have been resolved pursuant to Section 5 and are due to the Buyer pursuant to Article VII of the Asset Purchase Agreement but that have not been paid to the Buyer (either pursuant to this Section 4 or otherwise) as of such date, and (y) the aggregate amount of all unresolved indemnification claims brought by the Buyer in accordance with Article VII of the Asset Purchase Agreement and set forth in one or more Buyer Certificates which remain unresolved pursuant to Section 5 as of such date.

         Fourth: Upon the satisfaction (either by release from the Escrow Account or otherwise) of any indemnification claim for an amount less than the amount retained in respect thereof on any Release Date, the Escrow Agent shall automatically, without further direction, release from the Escrow Account and deliver to the Seller an amount equal to the positive difference, if any, between the amount retained in respect thereof on the applicable Release Date and the amount released from the Escrow Account to the Buyer in satisfaction thereof (such difference, the "Excess Amount"); provided, that, any Excess Amount shall be released to the Seller if and only to the extent that the then current balance of the Escrow Account exceeds the total of (i) the aggregate amount of all indemnification claims brought by the Buyer and set forth in one or more Buyer Certificates that have been resolved in accordance with Section 5 and are due to the Buyer pursuant to Article VII of the Asset Purchase Agreement but that have not been paid to the Buyer (either pursuant to this Section 4 or otherwise) as of such date, plus (ii) the aggregate amount of all unresolved indemnification claims brought by the Buyer in accordance with
Article VII of the Asset Purchase Agreement and set forth in one or more Buyer Certificates which remain unresolved pursuant to Section 5 as of such date, plus (iii) if such indemnification claim is satisfied during the period (A) between the First Release Date and the Second Release Date, $1,000,000, and (B) between the Second Release Date and the Final Release Date, $500,000.

         Fifth: If, for any reason, the Escrow Agent fails to release funds from the Escrow Account, or any part thereof, as provided in this Agreement and the Asset Purchase Agreement, the Seller and the Buyer agree to provide joint directions to the Escrow Agent to release funds from the Escrow Account as provided in this Agreement and in the Asset Purchase Agreement.

         (5) Delivery to the Buyer. From time to time, the Buyer may, to the extent the Buyer believes in good faith that it is entitled to a Post-Closing Purchase Price Adjustment pursuant to and/or indemnification under the Asset Purchase Agreement, deliver to Escrow Agent and the Seller a certification signed by a duly authorized officer of the Buyer (a) certifying that, pursuant to the terms of the Asset Purchase Agreement, the Buyer is entitled to receive a specified portion of the Escrow Account as is identified in any such certificate, and that a copy of the certification has been delivered to the Seller in the manner set forth in Section 12(b) hereof and (b) describing in reasonable detail the basis of the claim and, in the case of an indemnification claim, the amount and calculation of Buyer Damages arising from such claim, or, in the case of a Post-Closing Purchase Price Adjustment, the amount of such Post-Closing Purchase Price Adjustment (a "Buyer Certificate"). In the event that the Escrow Agent does not receive a notice (an "Objection Notice") from the Seller within 30 days of receipt of such a Buyer Certificate, disputing the Buyer's right to a Post-Closing Purchase Price Adjustment or indemnification, as the case may be, then the Escrow Agent shall promptly deliver to the Buyer the portion of the Escrow Account identified in such Buyer Certificate. For the avoidance of doubt, with respect to any claim for a Post-Closing Purchase Price Adjustment, the delivery of an Objection Notice by the Seller to the Escrow Agent in accordance with this Section 5 shall not relieve the Seller of its obligation to deliver a Dispute Notice to the Buyer pursuant to Section 1.5(a) of the Asset Purchase Agreement in order to object to any item or amount in the Closing Working Capital Statement or the Adjustment Certificate or with the Buyer's calculation of the Closing Net Working Capital Amount. Any portion of the Escrow Account that is not the subject of any particular Buyer Certificate delivered by the Buyer pursuant to this Section 5 shall continue to be held by Escrow Agent in accordance with the terms and conditions hereof. In the event that Escrow Agent receives an Objection Notice from the Seller within 30 days of receipt of such a Buyer Certificate, disputing in whole or in part the Buyer's right to a Post-Closing Purchase Price Adjustment or indemnification, as the case may be, then Escrow Agent shall concurrently release from the Escrow Account to the Buyer any undisputed portion of the amount set forth in the Buyer Certificate and shall continue to hold in the Escrow Account the disputed portion of the amount set forth in the Buyer Certificate identified in the Objection Notice and shall not release such disputed amount until the earlier of the Escrow Agent's receipt of (x) a joint written direction signed by the Buyer and the Seller, (y) with respect to any claim for a Post-Closing Purchase Price Adjustment, an Adjustment Report prepared by the Accountant in accordance with Section 1.5(c) of the Asset Purchase Agreement or (z) with respect to any claim for indemnification, a court order resolving the dispute in accordance with the terms of the Asset Purchase Agreement and this Agreement. If the amount in the Escrow Account is insufficient to pay any amounts set forth in any Buyer Certificate and due to the Buyer under this Section 5, the Seller and the Members agree, subject to the terms and conditions set forth in the Asset Purchase Agreement, that such shortfall shall not affect such Buyer Party's indemnity rights under the Asset Purchase Agreement in respect thereof.

         (6) Resignation of the Escrow Agent. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving written notice of such resignation to the Sellers' Representative and the Buyer specifying a date when such resignation shall take effect and upon delivery of the Escrow Account to the successor escrow agent designated by all parties hereto (other than the Escrow Agent) in writing. Upon such notice, a successor Escrow Agent shall be appointed with the mutual consent of the Sellers' Representative and the Buyer. Such successor Escrow Agent shall become the Escrow Agent hereunder upon delivery of the Escrow Account to it. If the Sellers' Representative and the Buyer are unable to agree upon a successor Escrow Agent within 30 days after such notice, the Escrow Agent shall be entitled to apply to a court of competent jurisdiction for the appointment of a successor. The Escrow Agent shall continue to serve until its successor accepts its appointment as escrow agent and receives the Escrow Account. The Sellers' Representative and the Buyer shall have the right at any time upon their mutual consent to substitute a new escrow agent by giving notice thereof to the Escrow Agent then acting. Upon its resignation and delivery of the Escrow Account as set forth in this Section 6, the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the escrow contemplated by this Agreement.

         (7)  Duties, Liability and Indemnification of Escrow Agent.

         First: The Escrow Agent shall have no duties or responsibilities whatsoever with respect to the Escrow Account except as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of the Buyer and the Sellers' Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties.

         Second: The Escrow Agent shall not be liable for any action taken or omitted in good faith and reasonably believed by it to be authorized hereby or with the rights or powers conferred upon it hereunder, nor for any action taken or omitted by it in good faith, and in accordance with advice of counsel (which counsel may be of the Escrow Agent's own choosing), and shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind except for its own willful misconduct, gross negligence or bad faith as determined by a court of competent jurisdiction.

         Third: Each of the Buyer, the Seller and each of the Members, agrees to jointly and severally indemnify and hold harmless the Escrow Agent and its employees, directors, representatives, officers and agents and hold each harmless against any and all liabilities incurred by it hereunder as a consequence of such party's action or omissions, and the parties hereto agree jointly and severally to reimburse, indemnify the Escrow Agent and hold it harmless against any and all claims, costs, payments, and expenses (including the fees and expenses of counsel) and all liabilities incurred by it in connection with the performance of its duties hereunder, except in either case for claims, costs, payments, and expenses (including the fees and expenses of counsel) and liabilities incurred by the Escrow Agent resulting from its own willful misconduct, gross negligence or bad faith. The Seller and each of the Members, on the one hand, and the Buyer, on the other hand, agree to reimburse each other for one-half of any payments made by them pursuant to this Section 7(c) with respect to liabilities for which the parties hereto are jointly liable pursuant to this Section 7(c).

         Fourth: The provisions of this Section 7 shall survive the termination of this Agreement or the earlier resignation or removal of the Escrow Agent.

         Fifth: Each of the parties hereto (for itself and any person or entity claiming through it) hereby releases, waives, discharges, exculpates and covenants not to sue the Escrow Agent for any action taken or omitted under this Agreement except to the extent caused by the willful misconduct, gross negligence or bad faith of the Escrow Agent.

         Sixth: Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits).

         Seventh: None of the provisions of this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

         Eighth: Whenever in the administration of the provisions of this Agreement the Escrow Agent shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of willful misconduct, gross negligence or bad faith on the part of the Escrow Agent, be deemed to be conclusively proved and established by a certificate signed by each of the Sellers' Representative and an officer of the Buyer, as the case may be, and delivered to the Escrow Agent and such certificate, in the absence of willful misconduct, gross negligence or bad faith on the part of the Escrow Agent, shall be full warrant to the Escrow Agent for any action taken, suffered or omitted by it under the provisions of this Agreement upon the faith thereof.

         Ninth: The Escrow Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or, with the prior written consent of the parties hereto (which consent shall not be unreasonably withheld), by or through agents, attorneys, custodians or nominees appointed with due care, and shall not be responsible for any willful misconduct, gross negligence or bad faith on the part of any agent, attorney, custodian or nominee so appointed.

     (8) Compensation of Escrow Agent. Except as set forth in Section 6(c), all fees and expenses of the Escrow Agent for performance of its duties hereunder shall be paid by the Buyer. It is understood that the customary fees and expenses set forth on Schedule B hereto (as such schedule may be amended from time to time) for services rendered by the Escrow Agent hereunder shall be considered compensation for ordinary services as contemplated by this Agreement. The obligation of the Buyer under this Section 8 to compensate the Escrow Agent and to pay or reimburse the Escrow Agent for reasonable expenses, disbursements and advances shall survive the satisfaction and discharge of this Agreement or the earlier resignation or removal of the Escrow Agent.

     (9) Further Assurances. From time to time on and after the date hereof, the other parties hereto shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

    (10) Termination of Agreement. This Agreement shall terminate on the final disposition of the Escrow Account provided that the rights of the Escrow Agent and the obligations of the other parties hereto under Sections 7 and 8 shall survive the termination hereof and the resignation or removal of the Escrow Agent.

    (11) Tax Treatment. Notwithstanding anything to the contrary in this Agreement or the Asset Purchase Agreement, the parties hereto agree that the Escrow Account shall be treated for U.S. federal income tax purposes as a trust, all of which is deemed to be owned by the Seller under subpart E of Part I of subchapter J of the Internal Revenue Code of 1986, as amended (the "Code"), and that the Seller shall report for federal, state, local or foreign income tax purposes all income or other tax items derived from the Escrow Account. Prior to the filing by the Seller of any income or estimated tax return that includes income reportable pursuant to this paragraph, the Escrow Agent shall pay to the Seller an amount equal to the aggregate U.S. federal income tax that the Escrow Account would have paid if it were a corporation subject to the tax imposed on corporations under section 11 of the Code promptly after delivery of a request and instructions for payment to the Escrow Agent.

    (12) Miscellaneous.

         First: This Agreement and (except in the case of the Escrow Agent) the Asset Purchase Agreement embody the entire agreement and understanding among the parties hereto relating to the subject matter hereof, and this Agreement may not be amended, supplemented or otherwise modified without the prior written consent of the parties hereto.

         Second: Any notice required or permitted by this Agreement must be in writing and must be sent by facsimile, by nationally recognized commercial overnight courier, or mailed by United States registered or certified mail, addressed to the other party at the address below or to such other address for notice (or facsimile number, in the case of a notice by facsimile) as a party gives the other party written notice of in accordance with this Section 12(b). Any such notice will be effective as of the date of receipt:

         If to the Seller or the Members:

         Pharmakon, L.L.C.
         475 Martingale Road, Suite 200
         Schaumberg, Illinois 60173
         Facsimile:  (847) 995-0506
         Attention:  Steven M. Agnoff


         with a copy to:

         Schuyler, Roche & Zwirner, P.C.
         130 East Randolph Street
         Suite 3800
         Chicago, Illinois 60601
         Facsimile:  (312) 565-8300
         Attention:  John E. Lowe, Esq.

         If to the Buyer, to:

         InServe Support Solutions
         c/o PDI, Inc.
         1 Route 17 South
          Saddle River, New Jersey 07458
         Facsimile:  (201) 574-8300
         Attention:  General Counsel


         with a copy to:

         Skadden, Arps, Slate, Meagher & Flom LLP
         Four Times Square
         New York, New York 10036
         Facsimile:  (212) 735-2000
         Attention:  David J. Friedman, Esq.



         If to the Escrow Agent, to:

         [ ]
         [ ]
         [ ]
         Facsimile:  [ ]
         Attention:  [ ]


         with a copy to:

         [ ]
         [ ]
         Facsimile:  [ ]
         Attention:  [ ]

         Third: The headings of the Sections of this Agreement have been inserted for convenience and shall not modify, define, limit or expand the express provisions of this Agreement.

         Fourth: Except as provided in Section 6 hereof and as set forth in this Section 12(d), this Agreement and the rights, interests and obligations hereunder of the parties hereto may not be assigned by any party except with the prior written consent of the other parties hereto, except that the Buyer may assign any or all of its rights, benefits, interests and obligations under this Agreement or any Ancillary Agreement (i) to one or more of its Affiliates, provided that no such assignment shall relieve the Buyer of its obligations hereunder and (ii) after the Closing Date, to any person that acquires, directly or indirectly, all or any part of the Business, provided that no such assignment shall relieve the Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of each party and each party's respective successors and permitted assigns. Except as expressly provided herein, no other person shall acquire or have any rights under or by virtue of this Agreement. This Agreement is intended to be for the sole benefit of the parties hereto, and (subject to the provisions of this Section 12(d)) their respective successors and assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person. Anything to the contrary herein notwithstanding, any corporation into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any corporation succeeding to the business of the Escrow Agent shall be the successor of the Escrow Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

         Fifth: This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the principles of conflict of laws.

         Sixth: This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.


                            [Execution Page Follows]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                     INSERVE SUPPORT SOLUTIONS


                                     By:_______________________________________
                                        Name:
                                        Title:

                                     PHARMAKON, L.L.C.


                                     By:_______________________________________
                                        Name:
                                        Title:

                                     STUART CASS



                                     By:_______________________________________
                                        Name:
                                        Title:

                                     STEVEN M. AGNOFF



                                     By:_______________________________________
                                        Name:
                                        Title:

                                     ROBERT S. CLEMENTS



                                     By:_______________________________________
                                        Name:
                                        Title:


                                     JAMES BERARDI



                                     By:_______________________________________
                                        Name:
                                        Title:

                                     [ ], as Escrow Agent


                                     By:_______________________________________
                                        Name:
                                        Title:

                                   Schedule A

                             Permitted Investments

(i) Any bonds or obligations which as to principal and interest constitutes direct obligations of or are guaranteed by the United States of America; (ii) certificates of deposit of banks or trust companies[, including the Escrow Agent,] organized under the laws of the United States of America or any state thereof, with capital and surplus of at least $50,000,000; (iii) commercial paper or finance company paper[, including that of any Affiliate of the Escrow Agent], which is rated not less than prime-one or A-1 or their equivalents by Moody's Investor Service, Inc., or Standard and Poor's Corporation or successors; (iv) shares of any so called "money market fund" or Mutual Fund which has its assets invested primarily in investments of the type described in clauses (i), (ii) and (iii) above [including funds to which the Escrow Agent may be the financial advisor and/or custodian]; provided, that the term of any the investments described in clauses (i), (ii), (iii) and (iv) above shall not be greater than one year.


                                  Schedule A-1

                                   Schedule B

                            Schedule of Escrow Fees


1. ACCEPTANCE FEE:                                                          [ ]

This fee covers the acceptance by the Escrow Agent of its appointment as escrow agent under this Agreement; review, negotiation and execution of the relevant transaction documents; establishment and maintenance of the appropriate accounts, systems, data communication and other administrative procedures; and closing of the accounts. Payable at closing.

2. ANNUAL ADMINISTRATION FEE:                                               [ ]

This fee covers the normal administration of the Escrow Account including, without limitation, disbursements, investments and reporting. Payable at closing.

3. LEGAL FEES:                                                          At Cost

All reasonable legal fees and expenses incurred may be billed separately and are payable upon execution of this Agreement and, to the extent incurred following execution of this Agreement, are payable as incurred.

                                    Annex A

                            Asset Purchase Agreement





                                   Annex A-1

                                    Annex B

                        Receipt of Funds by Escrow Agent

                          [Letterhead of Escrow Agent]


[Company]
[ ]
[ ]
Attention:  [ ]

To Whom it May Concern:

The undersigned hereby acknowledges the receipt by [ ] (the "Escrow Agent"), of $__________________ (the "Deposit") from [Company]. Pursuant to the terms of the Escrow Agreement, dated as of __________, 2004 (the "Escrow Agreement"), by and among [Buyer], [Seller], [Member 1], [Member 2], [Member 3], [Member 4], and [ ], as Escrow Agent, of the Deposit will be deemed to constitute Escrowed Proceeds, and will be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.


                                     [Escrow Agent]


                                     By: _______________________
                                         Name:
                                         Title:

                EXHIBIT B -- FORM OF BILL OF SALE AND ASSIGNMENT

         This Bill of Sale and Assignment ("Bill of Sale and Assignment") is made and entered into effective as of ___________, 2004 from Pharmakon, L.L.C., an Illinois limited liability company also doing business as Group Dynamics, L.L.C., ShareCom, L.L.C., VistaCom, L.L.C. and C.Beck, L.L.C. (the "Seller") to InServe Support Solutions, a California corporation (the "Buyer"). All capitalized terms used in this Bill of Sale and Assignment and not otherwise defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement dated as of August 26, 2004 by and among the Buyer, the Seller, PDI, Inc., a Delaware corporation, Stuart Cass, Steven M. Agnoff, Robert S. Clements and James Berardi (the "Agreement").

         WHEREAS, pursuant to the Agreement, the Seller has agreed to sell, convey, assign, transfer and deliver to the Buyer, and the Buyer has agreed to purchase and acquire, all of the Seller's right, title and interest in and to the assets, properties and rights of the Seller described in the Agreement; and

         WHEREAS, this Bill of Sale and Assignment is being delivered by the Seller to the Buyer pursuant to Section 1.9(a) of the Agreement.

         NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Seller hereby agrees as follows:

         1. The Seller hereby sells, conveys, assigns, transfers and delivers to the Buyer, its successors and assigns, all of the Acquired Assets.

         2. This sale, conveyance, assignment and transfer has been validly executed and delivered by the Seller to the Buyer in accordance with the Agreement and is expressly made subject to those liabilities, obligations and commitments which the Buyer has expressly assumed and agreed to perform, pay and discharge pursuant to the Assumption Agreement executed by the Buyer of even date herewith.

         3. The Seller, by its execution of this Bill of Sale and Assignment, and the Buyer, by its acceptance of this Bill of Sale and Assignment, hereby acknowledge and agree that neither the representations and warranties nor the rights and remedies of the Parties under the Agreement shall be deemed to be enlarged, diminished, modified or altered in any way by this instrument.

         4. This Bill of Sale and Assignment shall be binding upon and inure solely to the benefit of the Buyer and Seller and their respective permitted successors and assigns in accordance with the Agreement.

         5. This Bill of Sale and Assignment may be signed in counterparts and all signed copies of this Bill of Sale and Assignment will together constitute one original Bill of Sale and Assignment. This Bill of Sale and Assignment shall become effective when each party hereto shall have received a counterpart thereof signed by the other party hereto.

         6. This Bill of Sale and Assignment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, each of the undersigned has duly executed this Bill of Sale and Assignment as of the date first above written.

                                     PHARMAKON, L.L.C.


                                     By:_______________________________________
                                          Name:
                                          Title:



                                     INSERVE SUPPORT SOLUTIONS


                                     By:_______________________________________
                                          Name:
                                          Title:

                  EXHIBIT C -- FORM OF DOMAIN NAME ASSIGNMENT

         THIS DOMAIN NAME ASSIGNMENT (this "Assignment") is made and entered into effective as of ________, 2004, (the "Effective Date"), from Pharmakon, L.L.C., an Illinois limited liability company also doing business as Group Dynamics, L.L.C., ShareCom, L.L.C., VistaCom, L.L.C. and C.Beck, L.L.C. (the "Assignor") to InServe Support Solutions, a California corporation (the "Assignee"). All capitalized terms used in this Assignment and not otherwise defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement dated as of August 26, 2004 by and among the Buyer, the Seller, PDI, Inc., a Delaware corporation, Stuart Cass, Steven M. Agnoff, Robert S. Clements and James Berardi (the "Agreement").

         WHEREAS, pursuant to Section 1.1(a) of the Agreement, the Assignor has agreed to assign to the Assignee all right, title and interest in and to the domain names listed on Schedule A hereto (the "Domain Names"); and

         WHEREAS, the Assignee desires to acquire all rights to the Domain Names; and

         WHEREAS, this Assignment is being delivered by the Assignor to the Assignee pursuant to Section 1.9(f) of the Agreement.

         NOW, THEREFORE, in consideration of the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby:

         1. The Assignor does hereby irrevocably assign to the Assignee all right, title and interest in and to the Domain Names worldwide, with all rights and privileges to be held and enjoyed by the Assignee and its successors and assigns.

         2. The Assignor agrees to cooperate with the Assignee to transfer the Domain Names electronically from Assignor's account to Assignee's account as promptly as practicable after the date of this Assignment. The Assignor further agrees to complete accurately, execute, notarize (as necessary) and deliver at any future date any additional documents that the Assignee reasonably determines are necessary to perfect the Assignee's ownership of the Domain Names including, but not limited to, any transfer documents required by a domain name registrar.

         3. This Assignment shall be binding upon and inure solely to the benefit of the Assignee and Assignor and their respective permitted successors and assigns in accordance with the Agreement.

         4. This Assignment may be signed in counterparts and all signed copies of this Assignment will together constitute one original Assignment. This Assignment shall become effective when each party hereto shall have received a counterpart thereof signed by the other party hereto.

         5. The Assignment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

         IN WITNESS WHEREOF, each of the undersigned has caused this Assignment to be duly signed as of the date first above written.


                                     PHARMAKON, L.L.C.



                                     By:_______________________________________
                                        Name:
                                        Title:



                                     INSERVE SUPPORT SOLUTIONS



                                     By:_______________________________________
                                        Name:
                                        Title:

                 EXHIBIT D -- FORM OF INSTRUMENT OF ASSUMPTION

         This Instrument of Assumption ("Instrument of Assumption") is made and entered into effective as of ________________, 2004, from InServe Support Solutions, a California corporation (the "Buyer") to Pharmakon, L.L.C., an Illinois limited liability company also doing business as Group Dynamics, L.L.C., ShareCom, L.L.C., VistaCom, L.L.C. and C.Beck, L.L.C. (the 'Seller"). All capitalized terms used in this Instrument of Assumption and not otherwise defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement dated as of August 26, 2004 by and among the Buyer, the Seller, PDI, Inc., a Delaware corporation, Stuart Cass, Steven M. Agnoff, Robert S. Clements and James Berardi (the "Agreement").

         WHEREAS, pursuant to the Agreement, the Seller has agreed to sell, convey, assign, transfer and deliver to the Buyer, and the Buyer has agreed to purchase and acquire, all of the Seller's right, title and interest in and to the assets, properties and rights of the Seller described in the Agreement;

         WHEREAS, this Instrument of Assumption is being delivered by the Buyer pursuant to Section 1.10(a) of the Agreement; and

         WHEREAS, in partial consideration therefor, the Agreement requires the Buyer to assume certain of the liabilities of the Seller relating to the Business;

         NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Buyer hereby agrees as follows:

         1. The Buyer hereby assumes and agrees to pay, perform and discharge when due all of the Assumed Liabilities.

         2. The Buyer, by its execution of this Instrument of Assumption, and the Seller, by its acceptance of this Instrument of Assumption, hereby acknowledges and agrees that neither the representations and warranties nor the rights and remedies of the Parties under the Agreement shall be deemed to be enlarged, diminished, modified or altered in any way by this instrument.

         3. This Instrument of Assumption shall be binding upon and inure solely to the benefit of the Buyer and the Seller and their respective permitted successors and assigns in accordance with the Agreement.

         4. This Instrument of Assumption may be signed in counterparts and all signed copies of this Assumption Assignment will together constitute one original Assumption Assignment. This Assumption Assignment shall become effective when each party hereto shall have received a counterpart thereof signed by the other party hereto.

         5. The Instrument of Assumption shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, each of the undersigned has duly executed this Instrument of Assumption as of the date first above written.

                                     PHARMAKON, L.L.C.


                                     By:_______________________________________
                                        Name:
                                        Title:



                                     INSERVE SUPPORT SOLUTIONS


                                     By:_______________________________________
                                        Name:
                                        Title: